Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it you should consult your investment dealer, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

August 20, 2010

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

a wholly-owned indirect subsidiary of

BHP BILLITON PLC

OFFER TO PURCHASE FOR CASH

all of the outstanding common shares of

POTASH CORPORATION OF SASKATCHEWAN INC.

at a price of

U.S.$130.00 for each common share

BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-owned indirect subsidiary of BHP Billiton Plc, hereby offers to purchase, at a purchase price of U.S.$130.00 in cash per share without interest and less any required withholding taxes, on and subject to the terms and conditions of the Offer (as defined herein), all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) together with any associated rights (the “SRP Rights”) issued and outstanding under the shareholder rights plan of PotashCorp (the “Shareholder Rights Plan”) (together, the “Shares”), and including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below). BHP Billiton Plc and BHP Billiton Limited together comprise a dual listed company. The two entities continue to exist as separate companies, but with their subsidiaries operate as a combined group. BHP Billiton Plc and BHP Billiton Limited are together referred to herein as “BHP Billiton”.

The Offer is open for acceptance until 11:59 p.m. (Eastern time) on October 19, 2010, or such later date or dates as may be fixed by the Offeror (the “Expiry Time”) unless the Offer is withdrawn.

The Offer is subject to certain conditions described under “Conditions of the Offer” in Section 4 of the Offer, including, without limitation, that (i) such number of Shares that, together with any Shares owned by the Offeror and its affiliates, represent more than 50% of the Shares (calculated on a fully-diluted basis) at the Expiry Time shall have been validly deposited or tendered under the Offer and not withdrawn, (ii) certain regulatory approvals shall have been obtained and/or waiting periods shall have expired, as described herein, and (iii) the Shareholder Rights Plan shall have been waived, invalidated or cease-traded. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is not subject to any financing condition.

The Shares are listed for trading on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the stock symbol “POT”. The closing price of the Shares on the NYSE and the TSX on August 11, 2010, the day prior to BHP Billiton’s first approach to PotashCorp, was U.S.$108.20 and Cdn.$113.09, respectively. The offer price of U.S.$130.00 per Share represents a premium of 20% and 20% to these respective closing prices on the NYSE and the TSX based on the Bank of Canada noon spot exchange rate on August 11, 2010 of Cdn.$1.0456 = U.S.$1.00 and a premium of 32% and 33% to the volume weighted average trading prices of the Shares on the NYSE for the 30-trading day and the 60-trading day periods ended on August 11, 2010.

The Dealer Managers for the Offer are:

In Canada	In the United States
TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.
J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

Holders of Shares (each a “Shareholder” and collectively, the “Shareholders”) who wish to accept the Offer must properly complete and duly execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) or Computershare Trust Company, N.A. (the “U.S. Forwarding Agent”) in accordance with the instructions in the Letter of Transmittal.

Alternatively, Shareholders may: (a) accept the Offer by following the procedures for book-entry transfer of Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer; or (b) accept the Offer where the certificates representing the Shares are not immediately available, the Shareholder cannot complete the procedure for book-entry transfer of the Shares on a timely basis, or the certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time by following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on pink paper) or a facsimile thereof. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager (as defined below) or a member of the Soliciting Dealer Group (as defined below) to accept the Offer. However, a broker or nominee through whom a Shareholder owns Shares may charge a fee to tender such Shares. Shareholders should consult their brokers or nominees to determine whether any charges will apply. See “Other Matters Relating to the Offer” in Section 19 of the Circular (as defined below).

Shareholders should be aware that during the period of the Offer, the Offeror or any of its affiliates may, directly or indirectly, bid for and make purchases of Shares as permitted by applicable law. See “Market Purchases; Sales” in Section 12 of the Offer.

Questions and requests for assistance may be directed to the Depositary, the dealer managers, TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States (collectively, the “Dealer Managers”), or the information agents, Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc. (collectively, the “Information Agents”). Contact details for such persons may be found on the last page of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the Dealer Managers or the Information Agents at their respective addresses shown on the last page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

Neither the Offeror nor BHP Billiton has authorized anyone to provide any information or make any representation about the Offer or the Offeror or its affiliates that is different from, or in addition to, the information and representations contained in the Offer or in any materials regarding the Offer or the Offeror and its affiliates accompanying this document. Shareholders should not rely on any information or any representations regarding the Offer or the Offeror or its affiliates not contained in the Offer or in the documents accompanying the Offer.

The information contained in this document speaks only as of the date of this document, and neither the Offeror nor BHP Billiton undertakes any duty to update any such information, except as required by applicable law. Information in the Offer and Circular relating to PotashCorp has been compiled from published sources.

THIS OFFER AND CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Shares by them pursuant to the Offer may have tax consequences both in Canada and in the United States. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular and “Material U.S. Federal Income Tax Considerations” in Section 18 of the Circular.

The enforcement by Shareholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of Canada, BHP Billiton Plc is incorporated under the laws of England and Wales, BHP Billiton Limited is incorporated under the laws of Australia and PotashCorp is incorporated under the laws of Canada, and that a majority of their officers and directors are not residents of the United States, and that all or a substantial portion of the assets of the Offeror, BHP Billiton Plc, BHP Billiton Limited and PotashCorp and of the above-mentioned persons may be located outside of the United States.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NOTICE TO HOLDERS OF POTASHCORP OPTIONS AND OTHER RIGHTS

The Offer is made only for Shares and is not made for any options or other rights (other than SRP Rights) to acquire Shares. Any holder of options or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert such options or other rights in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such options or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all “U.S.$” and “Cdn.$” references in the Offer and the Circular are to U.S. dollars and Canadian dollars, respectively. All payments under the Offer will be made in U.S. dollars. As at August 19, 2010, the last trading day prior to the date of the Offer, the Bank of Canada noon spot exchange rate was Cdn.$1.0399 = U.S.$1.00.

FORWARD-LOOKING STATEMENTS

Certain statements contained in the Offer and Circular under “Purpose of the Offer”, “Plans for PotashCorp” and “Acquisition of Shares not Deposited Under the Offer”, in addition to certain statements contained elsewhere in this document, are “forward-looking statements”. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in the regulatory environment and the behaviour of other market participants. Neither BHP Billiton nor the Offeror can give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer and Circular. The Offeror disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group (as defined herein), PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

v

SUMMARY TERM SHEET

The following are some of the questions that you, as a shareholder of PotashCorp, may have and the answers to those questions. The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. Capitalized terms used in this summary term sheet, where not otherwise defined herein, are defined in the Section entitled “Definitions”. We have included cross-references in this summary term sheet to other sections of the Offer and the Circular where you will find more complete descriptions of the topics mentioned below. The information concerning PotashCorp contained herein and in the Offer and the Circular has been taken from or is based upon publicly available documents or records of PotashCorp on file with Canadian and U.S. securities regulatory authorities. We have not independently verified the accuracy or completeness of such information. We have no knowledge that would indicate that any statements contained herein relating to PotashCorp taken from or based upon such documents and records are untrue or incomplete.

Who is offering to purchase my Shares?

We are a corporation formed under the laws of Canada for the purpose of making the Offer. We are an indirect, wholly-owned subsidiary of BHP Billiton Plc, a public limited company incorporated in England and Wales which is a member of the BHP Billiton Group which is headquartered in Australia. The BHP Billiton Group consists of BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries as a combined enterprise following the completion of the dual listed company (“DLC”) merger of BHP Limited and Billiton Plc in June 2001. The BHP Billiton DLC merger was designed to place shareholders of both companies in a position where they effectively have an interest in a single group that combines the assets and is subject to the liabilities of both companies. BHP Billiton Plc and BHP Billiton Limited have each retained their separate corporate identities and maintained separate stock exchange listings, but they are operated and managed as if they are a single unified economic entity, with their boards and senior executive management comprising the same people. BHP Billiton has a combined market capitalization of approximately U.S.$188 billion as at August 16, 2010. See “The Offeror and BHP Billiton” in Section 1 of the Circular.

What is BHP Billiton proposing?

We are offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time. See “The Offer” in Section 1 of the Offer.

What would I receive in exchange for each of my Shares?

We are offering U.S.$130.00 per Share in cash for each Share you hold, without interest and less any required withholding taxes. See “The Offer” in Section 1 of the Offer.

In what currency will the Offer consideration be paid?

The cash payable under the Offer will be paid in U.S. dollars.

What are some of the most significant conditions of the Offer?

The Offer is conditional upon, among other things, there being validly deposited or tendered pursuant to the Offer and not withdrawn at the Expiry Time such number of Shares that, together with any Shares owned by the Offeror and its affiliates, represent more than 50% of the Shares (calculated on a fully-diluted basis). The Offer is also subject to the condition that certain regulatory approvals will have been obtained and/or waiting periods expired, as described herein. The Offer is also conditional upon the PotashCorp Board of Directors waiving the application of the Shareholder Rights Plan or the Offeror determining the Shareholder Rights Plan and the SRP Rights have been cease-traded or invalidated. See “Conditions of the Offer” in Section 4 of the Offer for all of the conditions of the Offer. Furthermore, a detailed summary of the principal regulatory approvals required in connection with the Offer can be found under “Regulatory Matters” in Section 14 of the Circular.

The Offer is not subject to any financing condition.

Does BHP Billiton believe that the necessary regulatory approvals to complete the Offer will be received?

We believe that the consummation of the Offer would be of net benefit to Canada and would benefit customers. We believe that the Offer will receive all requisite regulatory approvals in due course. A detailed summary of the principal regulatory approvals required in connection with the Offer can be found under “Regulatory Matters” in Section 14 of the Circular.

What is BHP Billiton’s source of funding for the Offer?

The total amount of funds required by the Offeror to consummate the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, including to pay for Shares issued as a result of the exercise of Options and related fees and expenses, is estimated to be approximately U.S.$40 billion. BHP Billiton has agreed to fund or arrange for the funding of the Offeror in an amount sufficient to satisfy such cash requirement by way of guaranteeing borrowing by the Offeror and/or equity investment in the Offeror and loans to the Offeror from cash resources available to BHP Billiton. See “Source of Funds” in Section 7 of the Circular.

If I tender my Shares, will I still receive dividends from PotashCorp?

You will be entitled to receive any regular quarterly cash dividends of U.S.$0.10 or less per Share with record dates and payment dates consistent with past practice and having a record date occurring prior to the date of the first take up of Shares by the Offeror. If PotashCorp should, after the date of the Offer, declare or pay any other cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, your deposited Shares, such dividend, distribution or rights will be received and held by you for the account of the Offeror, and (i) to the extent that such cash dividends or cash distributions do not exceed the amount payable in cash to you pursuant to the Offer, the amount payable to you will be reduced by the amount of any such dividend or distributions; and (ii) the amount by which any such cash dividend or cash distribution exceeds the amount payable in cash to you, together with any non-cash dividend, distribution or rights, shall be remitted promptly by the depositing holder to the Depositary or another person designated by the Offeror for our account accompanied by appropriate documentation of transfer. Pending such remittance, we shall be entitled to all rights and privileges as the owner of any such dividend, distribution or rights and may deduct the value thereof from the amount payable in cash by us pursuant to the Offer to you.

Why is BHP Billiton making the Offer?

We are making the Offer because we want to acquire control of, and ultimately acquire all of the Shares of, PotashCorp. Depending on the number of Shares we acquire under the Offer, we intend to acquire any Shares not deposited under the Offer by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, in each case for cash consideration per Share equal to the consideration paid per Share by us under the Offer. If holders of such number of Shares that, together with any Shares owned by us and our affiliates, represent not less than 66 2/3% of the Shares (calculated on a fully-diluted basis) have accepted the Offer and we acquire the deposited Shares, we will have the ability to effect such a transaction without the need for the affirmative vote of any other Shareholder. However, it is possible that such transaction will not be consummated or may be delayed.

If we do not acquire a sufficient number of Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, we will evaluate our alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in our ownership of 100% of the Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of two-thirds of the votes cast by the holders of Shares, and might require approval of a majority of the votes cast by holders of Shares other than us and our affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by us.

What classes of securities is BHP Billiton seeking in the Offer?

We are offering to purchase all of the Shares, including the associated SRP Rights, of PotashCorp. This includes any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time, including upon the conversion or exercise of any Options or other rights (other than SRP Rights) relating to securities of PotashCorp that are convertible into or exercisable to obtain Shares. We are making the Offer only for Shares and not for any Options or other rights (other than SRP Rights) to acquire Shares. If you are a holder of Options or other rights (other than SRP Rights) to acquire Shares and you wish to accept the Offer, you should, to the extent permitted by their terms and applicable Laws, exercise or convert your Options or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with the terms of the Offer. See “The Offer” in Section 1 of the Offer.

How long do I have to decide whether to tender into the Offer?

The Offer is open for acceptance until 11:59 p.m. (Eastern time) on October 19, 2010, unless extended or withdrawn in accordance with its terms. See “Time for Acceptance” in Section 2 of the Offer.

The Offer is conditional upon, among other things, certain regulatory approvals having been obtained and/or waiting periods having expired, which may not occur prior to October 19, 2010. Accordingly, our current intention is to extend the Offer as may be required for such approvals to be obtained and/or waiting periods to expire, although we are not obligated to do so.

Can the Offer be extended and, if so, under what circumstances?

Yes. We may elect, in our sole discretion, to extend the Offer from time to time. Under certain circumstances, we may be required to extend the Offer under applicable securities Laws. If we elect or are required to extend the Offer, we will notify the Depositary and publicly announce such extension and, if required by applicable Law, mail you a copy of the notice of variation. See “Extension, Variation or Change in the Offer” in Section 5 of the Offer.

We may also elect and reserve the right to provide a subsequent offering period for the Offer. A subsequent offering period, if one is provided, will be an additional period of time of no less than 10 days beginning after we have accepted for purchase all Shares previously tendered during the Offer, during which period Shareholders may tender their Shares. There would be no condition to our Offer to purchase these tendered Shares. See “Time for Acceptance” in Section 2 of the Offer. We will permit withdrawal of Shares tendered during a subsequent offering period, if there is one, until such time as they are taken up. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

How do I tender my Shares?

You may accept the Offer by delivering to the Depositary or the U.S. Forwarding Agent, at any office(s) of the Depositary or the U.S. Forwarding Agent specified in the Letter of Transmittal, the certificate(s) representing your Shares, together with a properly completed and executed Letter of Transmittal (printed on yellow paper), or a manually signed facsimile thereof, and all other required documents at or prior to the Expiry Time. The Letter of Transmittal that accompanies the Offer contains detailed instructions. See “Manner of Acceptance — Letter of Transmittal” in Section 3 of the Offer.

If your Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee, you should contact that nominee for assistance in depositing your Shares.

You may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and the Circular and have your Shares tendered by your nominee through CDS Clearing and Depository Services Inc. or The Depository Trust Company, as applicable.

If you wish to deposit Shares under the Offer but the certificates representing your Shares are not immediately available, you cannot complete the procedure for book-entry transfer of your Shares on a timely basis or you cannot provide the certificates and all other required documents to the Depositary or U.S. Forwarding Agent at or prior to the Expiry Time, you may nevertheless validly deposit your Shares under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on pink paper). See “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

Will I be able to withdraw previously tendered Shares?

You may withdraw Shares you deposit under the Offer at any time: (a) before we accept the Shares you deposit under the Offer (including during any subsequent offering period); (b) if we do not pay for your Shares within three business days after having taken up such Shares; and (c) in certain other circumstances discussed under “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must send a notice of withdrawal to either the Depositary or the U.S. Forwarding Agent, depending on with whom you originally deposited your Shares, prior to the occurrence of certain events and within the time periods set forth under “Right to Withdraw Deposited Shares” in Section 7 of the Offer, and the notice must contain specific information outlined in that Section. If your stockbroker, dealer, bank or other nominee has tendered Shares on your behalf and you wish to withdraw that tender, you must arrange for such nominee to timely withdraw those Shares.

What does the Board of Directors of PotashCorp think of the Offer?

See “Background to the Offer” in Section 3 of the Circular for a description of a proposal we made to PotashCorp and the rejection of that proposal by the PotashCorp Board of Directors.

Under Canadian provincial securities Laws, a directors’ circular must be prepared and delivered to Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include either a recommendation to accept or reject the Offer, and the reasons for the board of directors’ recommendation, or a statement that the board of directors is unable to make or is not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation.

Under U.S. federal securities Laws, the PotashCorp Board of Directors has similar obligations, including the requirement to file with the SEC a response no later than 10 U.S. business days from the date of commencement of the Offer as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

Who are the Depositary and U.S. Forwarding Agent under the Offer?

Computershare Investor Services Inc. is acting as depositary under the Offer and Computershare Trust Company, N.A. is acting as the U.S. forwarding agent under the Offer. We have engaged the Depositary and the U.S. Forwarding Agent to receive certificates for Shares and related Letters of Transmittal and other documents. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto, Ontario, Canada. The Depositary will also facilitate book-entry transfers of Shares.

Will I have to pay any fees or commissions?

You will not have to pay any fee or commission if you transmit your Shares directly to the Depositary or the U.S. Forwarding Agent or if you make use of the facilities of a dealer manager or a soliciting dealer to accept the Offer. However a broker or nominee through which you own Shares may charge a fee to tender Shares on your behalf. You should consult your broker or nominee to determine whether any charges will apply. See “Other Matters Relating to the Offer” in Section 19 of the Circular.

What will happen if the Offer is terminated or is withdrawn?

If the Offer is terminated or is withdrawn as permitted by the terms of the Offer, or expires without all conditions being satisfied or waived, we will promptly return all of the Shares you deposit with no payment.

How will Canadian residents and non-residents of Canada be taxed for Canadian income tax purposes?

In general, a Resident Shareholder that holds Shares as capital property and that sells those Shares to us under the Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the Shareholder of those Shares.

A Non-Resident Shareholder generally will not be subject to Canadian income tax on any gain realized on a disposition of Shares to us under the Offer unless those Shares constitute “taxable Canadian property” within the meaning of the Tax Act and the gain is not exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

We urge Shareholders to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer.

See “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular.

How will I be taxed for U.S. federal income tax purposes?

U.S. Shareholders that hold Shares as capital assets generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale of such Shares pursuant to the Offer. Shareholders that are not U.S. Shareholders generally will not be subject to U.S. federal income tax on any gain realized upon a sale of Shares pursuant to the Offer unless: (a) such gain is effectively connected with the conduct by the Shareholder of a trade or business in the United States; or (b) in the case of gain realized by an individual, the Shareholder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. We urge Shareholders to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer.

See “Material U.S. Federal Income Tax Considerations” in Section 18 of the Circular.

Is BHP Billiton’s financial condition relevant to my decision to tender my Shares in the Offer?

No. We believe that BHP Billiton’s financial condition is not material to your decision whether to deposit Shares under the Offer because: (a) cash is the only consideration that will be paid to you in connection with the Offer; (b) we are offering to purchase all of the outstanding Shares in the Offer; (c) we have entered into a binding facility agreement with a group of lenders to provide all necessary financing and, accordingly, the Offer is not subject to any financing condition; and (d) as a result we have or will have access to sufficient funds to fund the total amount required to consummate the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction including related fees and expenses and any amounts that PotashCorp might be required to prepay under its existing financing as a result of such consummation.

If I decide not to tender, how will my Shares be affected?

We intend to acquire any Shares not purchased under the Offer by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction, in each case for cash consideration per Share equal to the consideration paid per Share by us under the Offer. If holders of such number of Shares that, together with any Shares owned by us and our affiliates, represent not less than 66 2/3% of the Shares (calculated on a fully-diluted basis) have accepted the Offer and we acquire the deposited Shares, we will have the ability to effect such a transaction without the need for the affirmative vote of any other Shareholder. However, it is possible that such transaction will not be consummated or may be delayed.

If we do not acquire a sufficient number of Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, we will evaluate our alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in our ownership of 100% of the Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of two-thirds of the votes cast by the holders of Shares, and might require approval of a majority of the votes cast by holders of Shares other than us and our affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by us. See “Purpose of the Offer” in Section 5 of the Circular, “Plans for PotashCorp” in Section 6 of the Circular and “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular.

Will PotashCorp continue as a public company?

As discussed above, it is our intention that, depending on the number of Shares we acquire under the Offer, we will enter into one or more transactions to enable us to acquire all Shares not acquired pursuant to the Offer. If we are able to complete such a transaction, we intend to seek to delist the Shares from the Exchanges. Subject to applicable securities Laws, we also intend to cause PotashCorp to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and to cease to be a reporting company under U.S. federal securities Laws; however, for so long as PotashCorp has public debt securities outstanding, there may be limitations on its ability to cease to have public reporting obligations.

It is possible that the transaction set out above will not be consummated or may be delayed. In such circumstances, our purchase of Shares pursuant to the Offer will have reduced the number of Shares that trade publicly, as well as the number of Shareholders, and, depending on the number of Shares purchased under the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public.

The rules and regulations of the Exchanges establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Shares on the Exchanges. Depending upon the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the Exchanges. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market for such Shares.

Do I have dissenters’ or appraisal rights in connection with the Offer?

No. Shareholders will not have dissenters’ or appraisal rights in connection with the Offer. However, Shareholders who do not tender their Shares to the Offer may have rights of dissent in the event we acquire their Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction. See “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular.

Why does this document refer to both Canadian and U.S. legal requirements?

Because the Offer is being made pursuant to applicable securities Laws in both Canada and the United States, certain terms used may be unfamiliar to U.S. holders of Shares or to Canadian Shareholders, as the case may be. In particular, the Canadian term “taken up” is equivalent to “accepted for purchase” in U.S. tender offer terminology, and Shares “deposited under” the Offer is the Canadian equivalent to the U.S. concept of “tendered pursuant to” the Offer. The Canadian term “subsequent acquisition transaction” generally refers to a transaction similar to a merger in the United States. In addition, the Offer refers in certain instances to a “Circular”, which is a Canadian term. Although described as a separate document to comply with Canadian practice, the disclosure in the “Circular”, which begins on page 32 of this document, is part of the Offer and not a separate document.

What is the market value of my Shares as of a recent date?

The Shares are listed for trading on the Exchanges under the stock symbol “POT”. The closing price of the Shares on the NYSE and the TSX on August 11, 2010, the day prior to BHP Billiton’s first approach to PotashCorp, was U.S.$108.20 and Cdn.$113.09, respectively. The offer price of U.S.$130.00 per Share represents a premium of 20% and 20% to these respective closing prices on the NYSE and the TSX based on the Bank of Canada noon spot exchange rate on August 11, 2010 of Cdn.$1.0456 = U.S.$1.00 and a premium of 32% and 33% to the volume weighted average trading prices of the Shares on the NYSE for the 30-trading day and the 60-trading day periods ended on August 11, 2010. See “Price Range and Trading Volumes of the Shares” in Section 12 of the Circular.

Who can I call with questions about the Offer or for more information?

You can call the depositary, Computershare Investor Services Inc., the dealer managers, TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States, or the information agents, Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc., if you have questions or requests for additional copies of this document, the Letter of Transmittal, or the Notice of Guaranteed Delivery. Questions and requests should be directed to the following telephone numbers:

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-mail: corporateactions@computershare.com

The U.S. Forwarding Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail Attention: Corp Act CPU Canada P.O. Box 43011 Providence, RI 02940-3014	By Hand or by Courier Attention: Corp Act CPU Canada 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:

In Canada	In the United States

TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.

Telephone: 416-308-2670	Telephone: 877-576-5599

J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

Telephone: 416-981-9249	Telephone: 212-827-6979

The Information Agents for the Offer are:

The Exchange Tower

130 King Street West, Suite 2950

Toronto, Ontario

M5X 1E2

Toll-Free: 1-866-851-3215(English or French)

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll-Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect:
416-867-2272

105 Madison Avenue New York, New York 10016 Email: potash@mackenziepartners.com Telephone: (212) 929-5500 (Call Collect) Toll-Free: (800) 322-2885 (English) Toll-Free: (888) 410-7850 (French)

DEFINITIONS

In the Summary Term Sheet, the Offer and the Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated:

“Acquiring Person” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“affiliate” in the context of the statutory procedures described herein under the CBCA includes any person or entity that constitutes an affiliate under the CBCA and otherwise includes any person or entity that constitutes an affiliate under the CBCA or under the applicable rules of the SEC;

“Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant;

“allowable capital loss” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Antitrust Division” has the meaning ascribed thereto under “Regulatory Matters — HSR Act” in Section 14 of the Circular;

“Application for Review” has the meaning ascribed thereto under “Regulatory Matters — Investment Canada Act” in Section 14 of the Circular;

“ARC” has the meaning ascribed thereto under “Regulatory Matters — Competition Act” in Section 14 of the Circular;

“associate” in the context of the statutory procedures described herein under the CBCA includes any person or entity that constitutes an associate under the CBCA and otherwise includes any person or entity that constitutes an associate under the CBCA or under the applicable rules of the SEC;

“ASX” means the Australian Securities Exchange;

“BHP Billiton” means BHP Billiton Plc and BHP Billiton Limited;

“BHP Billiton Group” means BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS or DTC, as applicable;

“Borrowers” has the meaning ascribed under “Source of Funds” in Section 7 of the Circular;

“business day” means any day, other than a Saturday, Sunday or Canadian or U.S. federal holiday;

“CADE” has the meaning ascribed thereto under “Regulatory Matters — Brazilian Antitrust Law” in Section 14 of the Circular;

“Canpotex” means Canpotex Limited, a corporation established to export potash from Canada;

“CBCA” means the Canada Business Corporations Act, as amended;

“CDS” means CDS Clearing and Depository Services Inc.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“CFIUS” has the meaning ascribed thereto under “Regulatory Matters — Exon-Florio” in Section 14 of the Circular;

“Circular” means the take-over bid circular accompanying the Offer and forming a part thereof, including the Annexes attached thereto;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Commissioner” means the Commissioner of Competition appointed pursuant to subsection 7(1) of the Competition Act or her designee;

“Compelled Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular;

“Competing Permitted Bid” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Competition Act” means the Competition Act (Canada), as amended;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular;

“Competition Tribunal” means the tribunal established pursuant to subsection 3(1) of the Competition Tribunal Act (Canada);

“CRA” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Dealer Managers” means TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States and “Dealer Manager” means any of them;

“Deferred and Tax-Free Plans” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Depositary” means Computershare Investor Services Inc. at its offices specified in the Letter of Transmittal;

“Deposited Shares” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition” in Section 16 of the Circular;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer;

“DLC” has the meaning ascribed thereto under “The Offeror and BHP Billiton” in Section 1 of the Circular;

“DTC” means The Depository Trust Company;

“Effective Date” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the U.S. Exchange Act);

“Exchanges” means the NYSE and the TSX and “Exchange” means either of them, as applicable;

“Exercise Price” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Exon-Florio Amendment” means Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, and the rules and regulations thereunder;

“Expiry Date” means October 19, 2010, or such later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer;

“Expiry Time” means 11:59 p.m. (Eastern time) on the Expiry Date unless the Offer is withdrawn;

“Facilities” has the meaning ascribed thereto under “Source of Funds” in Section 7 of the Circular;

“Facility Agreement” has the meaning ascribed thereto under “Source of Funds” in Section 7 of the Circular;

“Flip-in Event” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“FTC” means the U.S. Federal Trade Commission;

“fully-diluted basis” means, with respect to the number of Shares at any time, the number of Shares that would be outstanding assuming all Options and any other rights to receive Shares outstanding at that time (whether or not yet exercisable or convertible) had been exercised or converted, but excluding Shares issuable upon the exercise of SRP Rights;

“Governmental Entity” means: (a) any Canadian, non-Canadian, multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, court, commission, commissioner, tribunal, arbitral body, administrative agency, board, bureau, agency, instrumentality or self-regulatory authority, domestic or foreign; (b) any subdivision, agent, commission, board or authority of any of the foregoing; (c) any self-regulatory authority or either of the Exchanges; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Independent Shareholders” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Information Agents” means Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc.;

“Investment Canada Act” means the Investment Canada Act (Canada), as amended;

“IRS” means the Internal Revenue Service of the United States;

“Laws” means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Lenders” has the meaning ascribed thereto under “Source of Funds” in Section 7 of the Circular;

“Letter of Transmittal” means the Letter of Transmittal (printed on yellow paper) in the form accompanying the Offer and the Circular;

“LSE” means the London Stock Exchange;

“Material Adverse Effect” means, when used in connection with any person, any change, circumstance, event or effect (or condition, circumstance, event or development involving a prospective change or effect) which, when considered either individually or in the aggregate, would be or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), capitalization, operations, prospects, licenses, franchises, revenues or results of operation of such person;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

“Minister” has the meaning ascribed thereto under “Regulatory Matters — Investment Canada Act” in Section 14 of the Circular;

“net benefit ruling” has the meaning ascribed thereto under “Regulatory Matters — Investment Canada Act” in Section 14 of the Circular;

“No-Action Letter” has the meaning ascribed thereto under “Regulatory Matters — Competition Act” in Section 14 of the Circular;

“Non-Resident Shareholder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Notice of Guaranteed Delivery” means the Notice of Guaranteed Delivery for the deposit of Shares (printed on pink paper) in the form accompanying the Offer and the Circular;

“Notifiable Transactions” has the meaning ascribed thereto under “Regulatory Matters — Competition Act” in Section 14 of the Circular;

“Notification” has the meaning ascribed thereto under “Regulatory Matters — Competition Act” in Section 14 of the Circular;

“NYSE” means the New York Stock Exchange;

“Offer” means the Offeror’s offer to purchase, on and subject to the terms and conditions set forth in the Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, each as may be amended and supplemented from time to time, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date hereof but prior to the Expiry Time;

“Offered Consideration” means the consideration to be paid by the Offeror for the Shares taken up under the Offer;

“Offeror” means BHP Billiton Development 2 (Canada) Limited, a wholly-owned indirect subsidiary of BHP Billiton Plc incorporated under the laws of Canada;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition” in Section 16 of the Circular;

“Options” means the outstanding options to acquire Shares of PotashCorp under the Stock Option Plans;

“person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“PotashCorp” means Potash Corporation of Saskatchewan Inc., a corporation existing under and governed by the laws of Canada, and where the context requires, includes its subsidiaries;

“PotashCorp Board of Directors” means the board of directors of PotashCorp;

“Premerger Notification and Report Forms” has the meaning ascribed thereto under “Regulatory Matters — HSR Act” in Section 14 of the Circular;

“Prior Bid” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Proposed Amendments” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Purchased Shares” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer;

“Redeemable Shares” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Resident Shareholder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“Reviewable Transaction” has the meaning ascribed thereto under “Regulatory Matters — Investment Canada Act” in Section 14 of the Circular;

“Rights Certificates” means separate certificates evidencing the SRP Rights after the Separation Time;

“SEC” means the United States Securities and Exchange Commission;

“Second Request” has the meaning ascribed thereto under “Regulatory Matters — HSR Act” in Section 14 of the Circular;

“Separation Time” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Shareholder Rights Plan” means the shareholder rights plan agreement between PotashCorp and CIBC Mellon Trust Company, as rights agent, dated August 16, 2010, as modified or amended or superseded by any replacement shareholder rights plan;

“Shareholders” means the holders of Shares, and “Shareholder” means any one of them;

“Shares” means the common shares of PotashCorp, together with the SRP Rights;

“Soliciting Dealer” has the meaning ascribed thereto under “Other Matters Relating to the Offer — Financial Advisors, Dealer Managers and Soliciting Dealer Group” in Section 19 of the Circular;

“Soliciting Dealer Group” means the group of Soliciting Dealers;

“SRP Expiration Time” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“SRP Rights” means any rights issued pursuant to the Shareholder Rights Plan;

“Stock Acquisition Date” has the meaning ascribed thereto under “Shareholder Rights Plan” in Section 15 of the Circular;

“Stock Option Plans” means any of PotashCorp’s performance option plans or stock option plans;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of the Circular;

“Subsequent Offering Period” has the meaning ascribed thereto under “Time for Acceptance” in Section 2 of the Offer;

“subsidiary” means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such person and includes any body corporate, partnership, trust, joint venture or other entity over which such person exercises direction or control or which is in a like relation to a subsidiary;

“Supplementary Information Request” has the meaning ascribed thereto under “Regulatory Matters — Competition Act” in Section 14 of the Circular;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“taxable capital gain” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular;

“TIN” has the meaning ascribed thereto under “Manner of Acceptance — Backup Withholding” in Section 3 of the Offer;

“TSX” means the Toronto Stock Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions and any State of the United States;

“U.S. business day” means any day, other than a Saturday, Sunday or U.S. federal holiday;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Forwarding Agent” means Computershare Trust Company, N.A.; and

“U.S. Shareholders” has the meaning ascribed thereto under “Material U.S. Federal Income Tax Considerations” in Section 18 of the Circular.

OFFER

The accompanying Circular, which is incorporated into and forms part of this Offer, contains important information that should be read carefully before making a decision with respect to this Offer. Terms used in this Offer, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

August 20, 2010

TO THE SHAREHOLDERS OF POTASH CORPORATION OF SASKATCHEWAN INC.

1. The Offer

The Offeror hereby offers to purchase, at a price of U.S.$130.00 per Share payable in cash without interest and less any required withholding taxes, on and subject to the following terms and conditions, all of the issued and outstanding Shares, including any Shares which may become issued and outstanding after the date of this Offer but prior to the Expiry Time. The Offeror is a wholly-owned indirect subsidiary of BHP Billiton Plc.

The closing price of the Shares on the NYSE and the TSX on August 11, 2010, the day prior to BHP Billiton’s first approach to PotashCorp, was U.S.$108.20 and Cdn.$113.09, respectively. The offer price of U.S.$130.00 per Share represents a premium of 20% and 20% to these respective closing prices on the NYSE and the TSX based on the Bank of Canada noon spot exchange rate on August 11, 2010 of Cdn.$1.0456 = U.S.$1.00 and a premium of 32% and 33% to the volume weighted average trading prices of the Shares on the NYSE for the 30-trading day and the 60-trading day periods ended on August 11, 2010.

Based on PotashCorp’s 10-Q for the period ended June 30, 2010, dated August 6, 2010, the Offeror believes that there were approximately 296,596,176 Shares outstanding on a non-diluted basis as at July 31, 2010.

This Offer is made only for Shares and is not made for any Options or other rights (other than SRP Rights) to acquire Shares. Any holder of Options or other rights (other than SRP Rights) to acquire Shares who wishes to accept this Offer should, to the extent permitted by their terms and applicable Law, exercise or convert the Options or other rights in order to obtain certificates representing Shares and deposit those Shares in accordance with this Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to ensure that such holders will have certificates representing Shares available for deposit prior to the Expiry Time, or in sufficient time to fully comply with the procedures referred to under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of this Offer.

Shareholders who have deposited their Shares pursuant to this Offer will be deemed to have deposited the SRP Rights associated with such Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror for the Shares will be allocated to the SRP Rights.

2. Time for Acceptance

This Offer is open for acceptance until 11:59 p.m. (Eastern time) on October 19, 2010 or such later time or times and date or dates to which the Offer may be extended, unless the Offer is withdrawn in accordance with its terms by the Offeror. The Offeror may, in its sole discretion but subject to applicable Laws, extend the Expiry Time, as described under “Extension, Variation or Change in the Offer” in Section 5 of this Offer. No Shares will be taken up and paid for pursuant to this Offer prior to the Expiry Time. This Offer is conditional upon, among other things, that certain regulatory approvals shall have been obtained and/or waiting periods expired, which may not occur prior to October 19, 2010. Accordingly, the Offeror’s current intention is to extend the Offer as may be required for such approvals to be obtained and/or waiting periods to expire, although it is not obligated to do so. Any decision to extend the Offer, including for how long, will be made at or prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

The Offeror may provide a subsequent offering period (a “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, will be an additional period of no less than 10 days, beginning immediately after the Offeror accepts for payment (subject to the requirement to promptly pay for) all the Shares tendered to this Offer, during which period Shareholders may tender their Shares and receive the Offered Consideration, provided that, among other requirements, the Offeror announces the results of the initial offering period of this Offer, including the approximate number and percentage of Shares deposited under the Offer, no later than 9:00 a.m. (Eastern Time) on the next U.S. business day following the date upon which the Offeror becomes entitled to take up Shares under applicable Laws. Rule 14d-11(e) under the U.S. Exchange Act requires that during any subsequent offering period the bidder immediately accepts for payment all securities as they are tendered. The Offeror intends to request relief from the SEC to be permitted to take up and pay for Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Shares were deposited, in accordance with Canadian Law and practice. Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a subsequent offering period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one, until the tendered Shares are taken up. See “Right to Withdraw Deposited Shares” in Section  7 of this Offer.

3. Manner of Acceptance

Letter of Transmittal

This Offer may be accepted by delivering to the Depositary or the U.S. Forwarding Agent at any of the offices of the Depositary or the U.S. Forwarding Agent listed in the accompanying Letter of Transmittal (printed on yellow paper), so as to be received prior to the Expiry Time:

(a)	the certificate or certificates representing the Shares in respect of which this Offer is being accepted;

(b)	a Letter of Transmittal in the accompanying form (or a facsimile thereof), properly completed and executed as required by the instructions set out in the Letter of Transmittal; and

(c)	any other documents specified in the instructions set out in the Letter of Transmittal.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Shares under this Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such Shares under the terms of this Offer.

Shareholders are required to deposit the SRP Right associated with each Share in order to effect a valid deposit of such Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed to Shareholders prior to the time that a Shareholder deposits its Shares pursuant to the Offer, in order for the Shares to be validly deposited, Rights Certificates(s) representing SRP Rights equal in number to the number of Shares deposited must be delivered to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed to Shareholders by the time that a Shareholder deposits its Shares pursuant to the Offer, the Shareholder may deposit its SRP Rights prior to receiving Rights Certificate(s) by using the procedures for guaranteed delivery described below. In any case, a deposit of Shares constitutes an agreement by the Shareholder to deliver Rights Certificate(s) representing the associated SRP Rights to the Depositary prior to 11:59 p.m. (Eastern time) on the third trading day on the TSX after the date, if any, that Rights Certificates are distributed to Shareholders. The Offeror reserves the right to require, if a Separation Time occurs prior to the Expiry Time, that the Depositary receives Rights Certificate(s) from a Shareholder representing such SRP Rights prior to the Offeror taking up the Shares for payment pursuant to the Offer.

Shareholders will not be required to pay any fee or commission if they accept this Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager or a member of the Soliciting Dealer Group to accept this Offer.

This Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents at or prior to the Expiry Time. Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered holder of the certificate(s) deposited therewith, or if the cash payable is to be delivered to a person other than the registered holder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Shares at or prior to the Expiry Time may deposit certificates representing Shares pursuant to the procedures set forth below under the heading “Procedure for Guaranteed Delivery”.

Currency of Payment

The cash payable under this Offer will be paid in U.S. dollars.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Shares under this Offer and: (a) the certificate(s) representing the Shares and, if the Separation Time has occurred prior to the Expiry Time, the Rights Certificate(s) representing the associated SRP Rights is (are) not immediately available, (b) the Shareholder cannot complete the procedure for book-entry transfer of the Shares on a timely basis, (c) the certificate(s) and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, or (d) if the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Shareholders prior to the Expiry Time, those Shares (including associated SRP Rights) may nevertheless be deposited under this Offer, provided that all of the following conditions are met:

(i)	such deposit is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying this Offer (or a facsimile thereof), together with a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary at or prior to the Expiry Time at its office in Toronto, Ontario, Canada;

(iii)	the certificate(s) representing the Deposited Shares and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to Shareholders prior to the Expiry Time, the Rights Certificates representing the associated SRP Rights, in proper form for transfer, together with a Letter of Transmittal in the accompanying form (or a facsimile thereof), properly completed and executed, or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to the Deposited Shares and, in the case of DTC accounts, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario, Canada prior to 11:59 p.m. (Eastern time) on the third trading day on the TSX after the Expiry Time; and

(iv)

if the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or a manually executed facsimile thereof, properly completed and duly executed with signatures guaranteed if so required in accordance with the Letter of Transmittal or, in the case of Shares deposited by book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s

Message in lieu of a Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary at its office set forth in the Notice of Guaranteed Delivery on or prior to 11:59 p.m. (Eastern time) on the third trading day on the TSX after the date, if any, that Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery may be delivered by hand or courier or transmitted by facsimile transmission or mail to the Depositary at its principal office in Toronto, Ontario, Canada and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Method of Delivery

The method of delivery of the certificate(s) representing Shares (and, if applicable, the Rights Certificates), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing those documents. The Offeror recommends that those documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and that a receipt be obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time. Delivery will be effective only upon actual receipt by the Depositary or the U.S. Forwarding Agent, as applicable.

Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

Acceptance by Book-Entry Transfer

Shareholders may accept this Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary will establish an account at CDS for the purpose of this Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under this Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept this Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and delivered to the Depositary a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of this Offer.

Shareholders may accept this Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time. The Depositary will establish an account at DTC for the purpose of this Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary, at its office in Toronto, Ontario, Canada, prior to the Expiry Time. Delivery of documents to CDS or DTC in accordance with its procedures does not constitute delivery to the Depositary. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary. Such documents or Agent’s Message should be sent to either the Depositary or the U.S. Forwarding Agent.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares deposited pursuant to this Offer will be determined by the Offeror. The Offeror reserves the right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any jurisdiction. The Offeror reserves the right to waive any defects or irregularities in the deposit of any Shares. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of this Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Shares deposited pursuant to this Offer, will be final and binding. The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Dividends and Distributions

A Shareholder who accepts this Offer shall be entitled to receive any regular quarterly cash dividends of U.S.$0.10 or less per Share with record dates and payment dates consistent with past practice and having a record date occurring prior to the date of the first take up of Shares by the Offeror. Except as provided above, subject to the terms and conditions of this Offer, a Shareholder who accepts this Offer and does not subsequently validly withdraw the Shares deposited by it under this Offer thereby deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered (or deemed to be delivered) to the Depositary or the U.S. Forwarding Agent (the “Deposited Shares”) and in and to all rights and benefits arising from such Shares including, without limitation, any and all other dividends, distributions, payments, securities, property or other interests (including the SRP Rights) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of this Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The delivery of a Letter of Transmittal (including deemed delivery) to the Depositary or the U.S. Forwarding Agent irrevocably constitutes and appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Shares, each director and officer of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact, and proxy of the Shareholder delivering the Letter of Transmittal with respect to: (a) the Shares (including the associated SRP Rights) registered in the name of the holder on the securities register maintained by or on behalf of PotashCorp and deposited pursuant to this Offer and purchased by the Offeror (the “Purchased Shares”); and (b) any and all Distributions which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares on or after the date of this Offer with full power of substitution (such power of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder: (i) to register or record the transfer and/or cancellation of such Purchased Shares and Distributions consisting of securities on the appropriate register maintained by or on behalf of PotashCorp; (ii) for so long as any Purchased Shares are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by the Offeror (by whom such Shares are purchased), any instruments of proxy authorizations or consents in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and Distributions, to revoke any such instrument, authorization or consent given prior to or after the Offeror takes up and pays for the Deposited Shares, and to designate in such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of the Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of PotashCorp; (iii) to execute, endorse and negotiate for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing such Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and (iv) to exercise any rights of a Shareholder with respect to such Purchased Shares and such Distributions, all as set forth in the Letter of Transmittal.

A Shareholder accepting this Offer under the terms of the Letter of Transmittal revokes any and all other authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. The Shareholder accepting this Offer agrees that no subsequent authority, whether as agent, attorney, attorney-in-fact, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under this Offer or are withdrawn in accordance with “Right to Withdraw Deposited Shares” in Section 7 of this Offer. A Shareholder accepting this Offer also agrees not to vote any of the Purchased Shares at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of PotashCorp and not to exercise any of the other rights or privileges attached to the Purchased Shares, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Shares, and agrees to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Shares. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto. The Offer does not constitute a solicitation of proxies for any meeting of Shareholders, which would be made only pursuant to separate proxy materials complying with the requirements of applicable Laws.

Further Assurances

A Shareholder accepting this Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Shares to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such holder.

Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax Law, amounts may be required to be withheld from payments made pursuant to this Offer. In order to prevent backup withholding with respect to payments to certain Shareholders of the Offered Consideration for Shares purchased pursuant to this Offer, each U.S. Shareholder generally treated as a United States person for U.S. federal income tax purposes (other than a corporation and certain other exempt recipients) must provide such U.S. Shareholder’s correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing and signing an IRS Form W-9 (a copy of which is available at www.irs.gov). If such U.S. Shareholder does not provide its correct TIN or fails to provide the certification described above, the IRS may impose a penalty on such U.S. Shareholder and payments of cash to such U.S. Shareholder pursuant to this Offer may be subject to backup withholding. Shareholders that are not United States persons for U.S. federal income tax purposes and certain other Shareholders (including, among others, corporations) are not subject to backup withholding. In certain circumstances Shareholders that are not United States persons for U.S. federal income tax purposes should complete and sign an IRS Form W-8BEN or other applicable Form W-8 (a copy of which is available at www.irs.gov) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal. Backup

withholding is not an additional tax. The amount of any backup withholding will be refunded (or allowed as a credit against the U.S. federal income tax liability of the U.S. Shareholder) provided that the required information is furnished to the IRS.

Formation of Agreement

The acceptance of this Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Shares deposited by such Shareholder in accordance with the terms and conditions of this Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the person signing or otherwise agreeing to be bound by the Letter of Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions deposited pursuant to this Offer; (b) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person; (c) the deposit of the Deposited Shares and Distributions complies with applicable Laws; and (d) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

The Offeror reserves the right to permit this Offer to be accepted in a manner other than that set forth in this Section 3.

4. Conditions of the Offer

Notwithstanding any other provision of this Offer (and without limiting the Offeror’s right to extend and amend this Offer at any time in its sole discretion), but subject to applicable Laws, the Offeror will have the right to withdraw this Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which this Offer is open and postpone taking up and paying for, any Shares deposited under this Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)	there shall have been validly deposited or tendered pursuant to this Offer and not withdrawn at the Expiry Time such number of Shares which, together with any Shares owned by the BHP Billiton Group at the Expiry Time, constitutes more than 50% of the Shares then outstanding (calculated on a fully-diluted basis);

(b)	the Offeror shall have determined, in its reasonable judgment, that: (i) the Shareholder Rights Plan does not provide rights to Shareholders to purchase any securities of PotashCorp as a result of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, and does not and will not adversely affect the Offer, the Offeror or BHP Billiton, either before or on consummation of the Offer, or the acquisition by the Offeror of any Shares under the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction; (ii) the PotashCorp Board of Directors shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Shares by the Offeror under the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a binding cease trade order or injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Shares upon the exercise of the SRP Rights; (iv) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction; or (v) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(c)

the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the announcement of the Offeror’s intention to make this Offer any change, circumstance, event or effect (or condition, circumstance, event or development involving a prospective change or effect) in respect of PotashCorp or any of its subsidiaries which, when considered either individually or in the aggregate, might have a Material Adverse Effect on PotashCorp or which, if this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, might have a Material Adverse Effect on the BHP Billiton Group and PotashCorp on a consolidated basis;

(d)	the Offeror shall have determined, in its reasonable judgment, that neither PotashCorp nor any other person has taken any action, or disclosed any previously undisclosed action taken by them, that might make it inadvisable for the Offeror to proceed with this Offer and/or to take up and pay for Shares deposited under this Offer including, without limitation: (i) other than in each case in the ordinary course of business consistent with past practice, (A) any sale, disposition or other dealing with any of the assets of PotashCorp, (B) any incurrence of debt or project financing, or of hedge or similar obligations, (C) any acquisition from a third party of assets or securities by PotashCorp, (D) any capital expenditure by PotashCorp, or (E) waiving, releasing, granting, transferring or amending any rights of material value under any existing joint ventures or properties or projects, or any other license, lease, permit, authorization, concession, contract, agreement, instrument or other document; (ii) (A) any take-over bid (other than this Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving PotashCorp, (B) any issuance of securities (other than in connection with the exercise of Options existing on the date of the announcement of the intention of the Offeror to make this Offer in accordance with their terms as publicly disclosed prior to such date and other than to the extent required to be made pursuant to any agreement with any of PotashCorp’s employees, consultants or directors in effect prior to the date of the announcement of the intention of the Offeror to make this Offer) or options or rights to purchase any such securities or derivatives tied to the price of any such securities, altering any material term of any outstanding security, the payment of any dividends or other distributions or payments (except dividends paid by wholly-owned subsidiaries of PotashCorp and regular quarterly dividends by PotashCorp of U.S.$0.10 or less per Share with record and payment dates consistent with past practice), or (C) any reorganization of PotashCorp or any other action or inaction that would have the effect of preventing the Offeror from obtaining a full tax cost “bump” pursuant to paragraph 88(1)(d) of the Tax Act in respect of the shares of any affiliates or subsidiaries and other non-depreciable capital property owned by PotashCorp; (iii) except as may be required by Law, adopting, establishing or entering into any new, or materially amending any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of PotashCorp’s employees, consultants or directors (other than entering into employment agreements with new employees who are not directors, officers or family members of directors and officers, if made in the ordinary course of business), or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of, PotashCorp (other than making any grants or awards to the extent required to be made pursuant to any agreement in effect prior to the date of the announcement of the intention of the Offeror to make this Offer); (iv) any change to PotashCorp’s articles of incorporation or by-laws; or (v) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to PotashCorp, or entering into any agreement or agreement in principle to do any of the foregoing;

(e)

(i) the net benefit ruling under the Investment Canada Act concerning the completion of the transactions contemplated by this Offer shall have been obtained or deemed to have been obtained without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment, and there shall be no order in effect and no notice given to the Offeror under the Investment Canada Act that would have the effect of prohibiting completion of the transactions contemplated by this Offer and any order issued under the Investment Canada Act in respect of the transactions contemplated by this Offer, if any, shall be issued without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment; (ii) either (A) the Offeror shall have received an ARC in respect of the transactions contemplated by this Offer, or (B) the waiting period under section 123 of the Competition Act shall have expired or been terminated, or the requirement to make a filing under Part IX of the

Competition Act shall have been waived in accordance with the Competition Act, and in any case the Commissioner shall have provided a written No-Action Letter to the Offeror without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment (which No-Action Letter shall not have been rescinded or amended); (iii) the applicable waiting periods (and any extension thereof) under the HSR Act with respect to the transactions contemplated by this Offer shall have expired or been terminated without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment; (iv) the review of the transactions contemplated by this Offer by CFIUS under the Exon-Florio Amendment and any other review of the transactions contemplated by this Offer by any other national or provincial authority under applicable Laws relating to national security or foreign investment (whether because of a notification filed by the Offeror or otherwise), shall have concluded or been terminated without action to block or prevent the consummation of the transactions contemplated by Offer, and no requirements or conditions shall have been imposed as a result of such review (other than requirements or conditions that are acceptable to the Offeror, in its reasonable judgment); and (v) all other government and regulatory approvals, authorizations, waivers, permits, consents, reviews, orders, rulings, decisions, exemptions, notifications or clearances for the transactions contemplated by this Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained without conditions or on conditions that are acceptable to the Offeror, in its reasonable judgment, and/or all mandatory waiting or suspensory periods (including any extensions thereof) shall have expired or terminated, if the failure to so obtain or to so expire would, in the Offeror’s reasonable judgment, make the consummation of the transactions contemplated by this Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction a violation of any applicable Laws or inadvisable;

(f)	the Offeror shall have determined, in its reasonable judgment, that: (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or by any other person in Canada, the United States or elsewhere, whether or not having the force of Law; and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied, in either case:

(A)	to cease trade, enjoin, suspend, prohibit, delay, make more costly or impose material interlocutory or permanent limitations or conditions on the purchase by or the sale to the Offeror of the Shares, the right of the Offeror to own or exercise full rights of ownership of the Shares, or any portion of the business or assets of PotashCorp, or the consummation of this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(B)	which, if this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, would seek damages from the BHP Billiton Group or PotashCorp, seek to require divestitures of any assets of any of them, seek to impose limitations on the conduct of business by any of them, or seek any other remedy that, in the reasonable judgment of the Offeror, would materially reduce the value to it of PotashCorp or the Shares or might have a Material Adverse Effect on the BHP Billiton Group or PotashCorp; or

(C)	which would require the Offeror or any of its affiliates to acquire or offer to acquire any securities of or interests in any entity other than PotashCorp;

(g)

the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the announcement of the Offeror’s intention to make this Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of PotashCorp with any securities commission or similar securities regulatory authority in Canada, the United States or elsewhere, which the Offeror shall have determined, in its reasonable judgment, when considered either individually or in the aggregate, has or might have a Material Adverse Effect on

PotashCorp or which, if this Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated, might have a Material Adverse Effect on the BHP Billiton Group and PotashCorp on a consolidated basis;

(h)	the Offeror shall have determined, in its reasonable judgment, that, except as expressly set forth in the Circular, no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, franchise, instrument or agreement to which PotashCorp is a party or to which it or any of its assets are subject, which, if this Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, might (i) be impaired or adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to it of PotashCorp or the Shares or might have a Material Adverse Effect on the BHP Billiton Group or PotashCorp; (ii) result in any material liability or obligation of the BHP Billiton Group, PotashCorp or any of their respective subsidiaries; (iii) result in any default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, franchise, instrument or agreement or any material right or benefit thereunder of PotashCorp; or (iv) limit any material right or benefit of PotashCorp under, or reduce the value, in any material respect, of any such license, permit, franchise, instrument or agreement;

(i)	the Offeror shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened on or after the date of this Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX, NYSE, LSE or ASX; (ii) any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada, the United States, the United Kingdom or Australia; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the United States, the United Kingdom or Australia; (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions; (v) any material change in currency exchange rates or a suspension or limitation on the markets therefor, (vi) a commencement of war or armed hostilities or other national or international calamity involving Canada, the United States, the United Kingdom or Australia; or (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; and

(j)	no member of the BHP Billiton Group shall have entered into a definitive agreement or an agreement in principle with PotashCorp providing for a plan of arrangement, amalgamation, merger, acquisition of assets, or other business combination with PotashCorp or for the acquisition of securities of PotashCorp or for the commencement of a new offer for the Shares, pursuant to which the Offeror has determined that this Offer will be terminated.

The foregoing conditions are for the exclusive benefit of the Offeror and the BHP Billiton Group and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to any such assertion or may (subject to applicable Law) be waived by the Offeror in whole at any time or in part from time to time in its discretion, without prejudice to any other right which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other condition. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed to be an ongoing right that may be asserted at any time and from time to time. Any determination of the Offeror concerning the events or other matters described in the foregoing conditions shall be final and binding on all parties, subject to review by a court of competent jurisdiction.

Any waiver of a condition or the termination or withdrawal of this Offer shall be effective upon written notice (or other communication confirmed in writing) being given by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario, Canada. The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver, termination or withdrawal and, if required by applicable Law, will cause the Depositary as soon as is practicable thereafter to notify the Shareholders in the manner set forth under “Notice and Delivery” in Section 11 of this Offer, and will provide a copy of the aforementioned notice to the Exchanges. If this Offer is terminated or withdrawn, the Offeror shall not be obligated to take up, accept for payment or pay for any Shares deposited under this Offer, and the Depositary will promptly return all certificates for Deposited Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

5. Extension, Variation or Change in the Offer

This Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until 11:59 p.m. (Eastern time) on October 19, 2010, unless this Offer is extended or withdrawn.

The Offeror may, at any time and from time to time while this Offer is open for acceptance, vary the terms of this Offer or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario, Canada. Also, if at any time prior to the Expiry Time, or at any time after the Expiry Time, but prior to the expiry of all rights of withdrawal with respect to this Offer, a change occurs in the information contained in this Offer and the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), the Offeror will provide written notice of such change to the Depositary at its office in Toronto, Ontario, Canada. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable Law, or in the case of a variation, this Offer will be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable Law, cause the Depositary to notify the Shareholders in the manner set forth under “Notice and Delivery” in Section 11 of this Offer. In addition, the Offeror will provide a copy of such notice to the Exchanges and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario, Canada. If any such change occurs in the information contained in this Offer and the Circular that is not within the control of the Offeror or an affiliate of the Offeror, the Offeror may publicly announce the change and will take such steps as are required by applicable Law. During any extension of this Offer, all Shares previously deposited and not withdrawn will remain subject to this Offer and to the right of Shareholders to withdraw such Shares and, subject to applicable Law, may be accepted for purchase by the Offeror in accordance with the terms of this Offer.

An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under “Conditions of the Offer” in Section 4 of this Offer.

Under applicable Canadian provincial securities Laws, if there is an extension, variation or change in the terms of this Offer (other than a variation consisting solely of a waiver of a condition of this Offer), the period during which Shares may be deposited under this Offer will not expire before 10 days after the notice of extension, variation or change has been delivered. In addition, notwithstanding the foregoing, if the Offeror makes a material change in the terms of this Offer or the information concerning this Offer, or if it waives a material condition of this Offer, the Offeror will disseminate additional offer materials and extend this Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. Generally, in the SEC’s view an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of the consideration offered, percentage of securities sought or a dealer’s soliciting fee, a minimum of 10 U.S. business days is required to allow for dissemination of information to shareholders and investor response. Accordingly, if prior to the Expiry Time the Offeror decreases the number of Shares being sought, increases or decreases the consideration offered pursuant to this Offer or increases or decreases a dealer’s soliciting fee, and if this Offer is scheduled to expire at any time earlier than the tenth U.S. business day from the date that notice of such increase or decrease is first published or sent or given to Shareholders, this Offer will be extended at least until the expiration of such tenth U.S. business day. The requirement to extend this Offer will not apply to the extent that the number of U.S. business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. In case of an extension of this Offer, the Offeror will make public announcement of such extension promptly and, in any event, no later than 9:00 a.m. (Eastern time) on the next U.S. business day after the previously scheduled Expiry Date.

If, prior to the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Shares are taken up under this Offer.

Notwithstanding the foregoing, but subject to applicable Laws (including the requirements of Rule 14d-11 under the U.S. Exchange Act), this Offer may not be extended by the Offeror if all of the terms and conditions of this Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Shares deposited under this Offer and not withdrawn.

6. Take up of and Payment for Deposited Shares

Upon the terms and subject to the conditions of this Offer, the Offeror will take up Shares validly deposited pursuant to this Offer and not withdrawn in accordance with the terms hereof no later than 9:00 a.m. (Eastern time) on the next U.S. business day following the date upon which the Offeror becomes entitled to take up Shares under applicable Laws. Any Shares taken up will be paid for promptly, and in any event, not later than three business days following the date of take up. Any Shares deposited pursuant to this Offer in any Subsequent Offering Period will be taken up and paid for within 10 days of deposit.

For the purposes of this Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under this Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect and as required by applicable Laws.

The Offeror reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate or withdraw this Offer and not take up or pay for any Shares if any condition specified under “Conditions of the Offer” in Section 4 of this Offer is not satisfied or waived by the Offeror. The Offeror will not, however, take up and pay for any Shares deposited under this Offer unless it simultaneously takes up and pays for all Shares then validly deposited under this Offer.

The Offeror will pay for Shares validly deposited under this Offer and not withdrawn by providing the Depositary with sufficient funds by bank transfer or other means satisfactory to the Depositary. The Depositary will act as the agent of persons who have Deposited Shares in acceptance of this Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment.

Settlement with each registered Shareholder who has validly deposited and not withdrawn Shares under this Offer will be effected by the Depositary by forwarding a cheque payable in U.S. funds by first-class mail representing the cash payment for such Shares to which such registered Shareholder is entitled. Unless otherwise directed in the Letter of Transmittal, the cheque will be issued in the name of the registered Shareholder of the Shares so deposited. Unless the person who deposits Shares instructs the Depositary to hold such cheque for pick-up by checking the appropriate box in the Letter of Transmittal, such cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no address is specified therein, such cheque will be forwarded to the address of the holder as shown on the share register maintained by PotashCorp or PotashCorp’s transfer agent. Cheques mailed in accordance with this paragraph will be deemed to have been delivered upon the date of mailing.

Depositing Shareholders will not be obliged to pay any fee or commission if they accept this Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of a Dealer Manager or a member of the Soliciting Dealer Group to accept this Offer. However, a broker or other nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

7. Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7, all deposits of Shares pursuant to this Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of this Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder:

(a)	at any time before the Shares have been taken up by the Offeror;

(b)	if the Shares have not been paid for by the Offeror within three business days after having been taken up;

(c)	at any time prior to the expiration of 10 days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in this Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject this Offer (other than a change that is not within the control of the Offeror or an affiliate or associate of the Offeror), in the event that such change occurs prior to the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of this Offer; or

(ii)	a notice of variation concerning a variation in the terms of this Offer (other than a variation consisting solely of an increase in the consideration offered for the Shares where the Expiry Time is not extended for more than 10 days or a variation consisting solely of a waiver of a condition of this Offer);

is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities) and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice; or

(d)	at any time after 60 days from the commencement of this Offer, provided that the Deposited Shares have not been taken up by the Offeror prior to receipt by the Depositary of the notice of withdrawal with respect to such Deposited Shares.

The 10-day period referenced in (c) above may be extended to 10 U.S. business days where required by applicable U.S. securities Laws. See “Extension, Variation and Change in the Offer” in Section 5 of this Offer.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit within the time limits indicated above. Notices of withdrawal: (a) must be made by a method, including a facsimile transmission, that provides the Depositary or the U.S. Forwarding Agent, as applicable, with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or the Notice of Guaranteed Delivery in respect of) the Shares which are to be withdrawn; (c) must specify such person’s name, the number of Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Shares to be withdrawn; and (d) must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit of the applicable Shares (or Notice of Guaranteed Delivery in respect thereof). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in the Letter of Transmittal (as described in the instructions set out therein), except if the notice of withdrawal is signed by the registered holder of Shares exactly as the name of the registered holder appears on the certificate representing Shares deposited with the Letter of Transmittal or in the case of Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary or the U.S. Forwarding Agent of the properly completed and signed written notice of withdrawal.

Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

All questions as to the validity (including the time of receipt) and form of notices of withdrawal will be determined by the Offeror. There will be no obligation on the Offeror, the Depositary or any other person to give any notice of any defects or irregularities in any withdrawal and no liability will be incurred by any of them for failure to give any such notice.

Any Shares withdrawn will be deemed to be not validly deposited for the purposes of this Offer, but may be redeposited subsequently at or prior to the Expiry Time by following the procedures described under “Manner of Acceptance” in Section 3 of this Offer.

Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See “Statutory Rights” in Section 21 of the Circular.

8. Return of Deposited Shares

If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of this Offer for any reason, or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned to the depositing Shareholder promptly following the Expiry Time or the termination or withdrawal of this Offer by either: (a) sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents); or (b) in the case of Shares deposited by book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of this Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Shares will be credited to the depositing Shareholder’s account maintained by CDS or DTC, as applicable. Certificates (and other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by PotashCorp or PotashCorp’s transfer agent, promptly after the termination of this Offer.

9. Mail Service Interruption

Notwithstanding the provisions of this Offer, the Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery, cheques and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques and any other relevant documents that are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Shares were deposited until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with the provisions set out under “Notice and Delivery” in Section 11 of this Offer.

10. Adjustments; Liens

If, on or after the date of this Offer, PotashCorp should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of this Offer, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of this Offer including, without limitation, the type of securities offered to be purchased and the consideration payable therefor.

Shares acquired pursuant to this Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends (other than regular quarterly cash dividends of U.S.$0.10 or less per Share declared by PotashCorp with record dates and payment dates consistent with past practice and having a record date occurring prior to the date of the first take up by the Offeror under this Offer, which regular quarterly dividends may be retained by the depositing Shareholder), distributions, payments, securities, rights (including SRP Rights), assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of this Offer on or in respect of the Shares, whether or not separated from the Shares, but subject to any Shares being validly withdrawn by or on behalf of a depositing Shareholder. If, on or after the date of this Offer, PotashCorp should declare, set aside or pay any dividend (other than a regular quarterly cash dividend on the Shares in the amount of U.S.$0.10 or less per Share and having a record date occurring prior to the date of the first take up by the Offeror under this Offer with record dates and payment dates consistent with past practice) or other distribution, or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of PotashCorp in respect of Shares, then (a) in the case of any such cash dividend, distribution or payment that does not exceed the cash consideration per Share, the cash consideration payable per Share pursuant to this Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any such cash dividend, distribution or payment that exceeds the cash consideration per Share, or in the case of any other dividend, distribution, payment, right or other interest, the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may withhold the entire amount of cash payable by the Offeror pursuant to this Offer or deduct from the purchase price payable by the Offeror pursuant to this Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution, or the distribution or issuance of any such securities, rights or other interests with respect to the Shares, may have tax consequences not described under “Material Canadian Federal Income Tax Considerations” in Section 17 of the Circular or “Material U.S. Federal Income Tax Considerations” in Section  18 of the Circular.

11. Notice and Delivery

Without limiting any other lawful means of giving notice, any notice that the Offeror or the Depositary is required by applicable Law to give or cause to be given under this Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid to the registered Shareholders at their respective addresses appearing in the share register maintained by PotashCorp or its transfer agent and, unless otherwise specified by applicable Law, will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada following mailing.

If mail service is interrupted following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary is required by applicable Law to give or cause to be given under this Offer will be deemed to have been properly given and to have been received by Shareholders if it: (a) is given to the Exchanges for dissemination through their facilities; (b) is published once in the National Edition of The Globe and Mail or The National Post, together with The Wall Street Journal or the New York Times, and La Presse, or (c) is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through their respective facilities.

This Offer and the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of PotashCorp in respect of the Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to the beneficial owners of Shares where such listings are received.

Wherever this Offer calls for documents to be delivered by or on behalf of Shareholders to the Depositary or the U.S. Forwarding Agent, those documents will not be considered delivered unless and until they have been physically received at any office(s) listed for the Depositary or the U.S. Forwarding Agent in the Letter of Transmittal or at the address of the Depositary in Toronto, Ontario, Canada listed in the Notice of Guaranteed Delivery, as applicable. Wherever this Offer calls for documents to be delivered by or on behalf of Shareholders to a particular office of the Depositary or the U.S. Forwarding Agent, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12. Market Purchases; Sales

Except as set forth below, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Shares by making purchases through the facilities of the TSX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Canadian securities Laws. In no event will the Offeror make any such purchases of Shares through the facilities of the TSX until the third business day following the date of the Offer or for a price per Share that is greater than that offered in the Offer. The aggregate number of Shares acquired in this manner will not exceed five percent of the Shares outstanding on the date of the Offer and the Offeror will issue and file a press release in Canada and the United States containing the information prescribed by Canadian Law immediately after the close of business of the TSX on each day on which such Shares have been purchased. Rule 14e-5 under the U.S. Exchange Act prohibits a person making a tender offer for an equity security and its affiliates (and the offeror’s dealer-manager, financial advisor and their affiliates) from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security which is immediately convertible into or exchangeable for such security, except pursuant to such offer. The prohibition continues from the time of the public announcement of the offer until the expiration of the offer period, including extensions thereof. The Offeror intends to seek exemptive relief from the SEC to permit purchases to be made outside the Offer as permitted under Canadian Law. Regardless of whether such relief is granted, no purchases will be made outside the Offer in the United States by or on behalf of the Offeror.

Although the Offeror has no present intention to sell Shares taken up under this Offer, subject to compliance with applicable securities Laws, it reserves the right to make or to enter into an agreement, commitment or understanding at or prior to the Expiry Time to sell any of such Shares after the Expiry Time.

13. Other Terms of the Offer

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying this Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of this Offer.

The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Shares deposited pursuant to this Offer. In addition, BHP Billiton Plc and BHP Billiton Limited reserve the right to cause indirect ownership of the Offeror to be transferred from BHP Billiton Plc to BHP Billiton Limited. Any such transfer will not relieve the Offeror of its obligations under this Offer and will not prejudice the rights of Shareholders depositing Shares to receive payment for Shares validly deposited and taken up pursuant to this Offer.

This Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. In any jurisdiction in which this Offer is required to be made by a licensed broker or dealer, this Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. This Offer is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of this Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend this Offer to Shareholders in any such jurisdiction.

This Offer, together with the documents forming part of this Offer, constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to this Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to this Offer. All questions relating to this Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of this Offer and the validity of the withdrawal of any Shares (including, without limitation, as to the validity, form, eligibility (including time of receipt) and acceptance of Shares pursuant to this Offer) will be determined by the Offeror.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act, together with exhibits furnishing additional information with respect to this Offer, and may file amendments thereto. In addition, PotashCorp is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, setting forth the position of the PotashCorp Board of Directors with respect to this Offer and the reasons for such position and furnishing additional related information within 10 U.S. business days of the date of this Offer and the Circular. Shareholders will be able to obtain copies of such documents free of charge at the SEC’s website, www.sec.gov. Documents filed with the SEC by the Offeror will be available free of charge from the Offeror. Shareholders should direct requests for documents to the Information Agents, Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc.

DATED: August 20, 2010

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

(Signed) “Graham Kerr”

Chief Executive Officer

BHP BILLITON PLC

(Signed) “Marius Kloppers”

Chief Executive Officer

BHP BILLITON LIMITED

(Signed) “Marius Kloppers”

Chief Executive Officer

CIRCULAR

This Circular is supplied by the Offeror in connection with the accompanying Offer dated August 20, 2010 to purchase all the issued and outstanding Shares, including the associated SRP Rights, which includes any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form a part of this Circular. Annex “A” (Certain Information Regarding the Directors and Executive Officers of BHP Billiton) and Annex “B” (Certain Information Regarding the Directors and Executive Officers of the Offeror) also form part of this Circular. Capitalized terms used in this Circular where not otherwise defined are defined in the Section entitled “Definitions”.

The information concerning PotashCorp contained in the Offer and this Circular has been taken from or is based upon publicly available documents or records of PotashCorp on file with Canadian and U.S. securities regulatory authorities. The Offeror has no knowledge that would indicate that any statements contained herein relating to PotashCorp taken from or based upon such documents and records are untrue or incomplete.

1. The Offeror and BHP Billiton

The Offeror was incorporated on August 16, 2010 under the laws of Canada and is a wholly-owned indirect subsidiary of BHP Billiton Plc. The Offeror was formed for the purpose of making the Offer and has not carried on any business prior to the date hereof, other than in respect of the Offer. The Offeror’s registered office and records office is located at 550 Burrard Street, Vancouver, BC Canada V6C 0A3 and its telephone number is (604) 631-3131.

BHP Billiton Plc is incorporated in England and Wales. The registered office of BHP Billiton Plc is at Neathouse Place, Victoria, London SW1V 1BH, and its telephone number is (44 20) 7802 4000.

BHP Billiton Limited is incorporated in Victoria, Australia. The registered office of BHP Billiton Limited is at BHP Billiton Centre, 180 Lonsdale Street, Melbourne Victoria 3000, and its telephone number is (61) 1300 55 47 57.

The BHP Billiton Group is the world’s largest diversified natural resources company. The BHP Billiton Group’s corporate objective is to create long-term value for shareholders through the discovery, development and conversion of natural resources, and the provision of innovative customer and market-focused solutions. The BHP Billiton Group consists of BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries as a combined enterprise following the completion of the dual listed company (“DLC”) merger of BHP Limited and Billiton Plc in June 2001. The BHP Billiton DLC merger was designed to place shareholders of both companies in a position where they effectively have an interest in a single group that combines the assets and is subject to the liabilities of both companies. BHP Billiton Plc and BHP Billiton Limited have each retained their separate corporate identities and maintained separate stock exchange listings, but they are operated and managed as if they are a single unified economic entity, with their boards and senior executive management comprising the same people.

BHP Billiton has a combined market capitalization of approximately U.S.$188 billion as at August 16, 2010.

Certain information concerning the directors and executive officers of BHP Billiton is attached as Annex “A” to this Circular and certain information concerning the directors and executive officers of the Offeror is attached as Annex “B” to this Circular.

2. Potash Corporation of Saskatchewan Inc.

The information concerning PotashCorp contained herein has been taken from or is based upon publicly available documents or records of PotashCorp on file with Canadian and U.S. securities regulatory authorities.

PotashCorp is a corporation continued under the CBCA and is the successor to a corporation without share capital established by the Province of Saskatchewan in 1975. PotashCorp’s principal executive offices are located at 122 — 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3. PotashCorp’s telephone number is (306) 933-8500.

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company. PotashCorp is the largest producer of potash worldwide by capacity. PotashCorp estimates that its potash operations in 2009 represented 11% of global production and 20% of global potash capacity. PotashCorp is the third largest producer of phosphates worldwide by capacity. PotashCorp estimates that its phosphate operations in 2009 produced 4% of world phosphoric acid production. PotashCorp is the third largest nitrogen producer worldwide by ammonia capacity. PotashCorp estimates that its nitrogen operations in 2009 produced 2% of the world’s ammonia production.

PotashCorp owns and operates five potash mines in Saskatchewan and one in New Brunswick. PotashCorp also holds mineral rights at a mine near Esterhazy, Saskatchewan and potash is produced under a mining and processing agreement with a third party. PotashCorp’s phosphate operations include the manufacture and sale of solid and liquid phosphate fertilizers, animal feed supplements and industrial acid, which is used in food products and industrial processes. PotashCorp believes that its North Carolina facility is the world’s largest integrated phosphate mine and processing plant. PotashCorp also has a phosphate mine and two mineral processing plant complexes in northern Florida and six phosphate feed plants in the United States. PotashCorp produces a variety of phosphate products at its Geismar, Louisiana facility.

PotashCorp’s nitrogen operations involve the production of nitrogen fertilizers and nitrogen feed and industrial products, including ammonia, urea, nitrogen solutions, ammonium nitrate and nitric acid. PotashCorp has nitrogen facilities in Georgia, Louisiana, Ohio and Trinidad.

The Shares are listed and posted for trading on the Exchanges under the symbol “POT”. PotashCorp is a reporting issuer or the equivalent in all of the provinces of Canada (where such concept exists) and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and www.sec.gov, respectively.

The authorized share capital of PotashCorp consists of an unlimited number of common shares without par value and an unlimited number of first preferred shares. According to PotashCorp’s 10-Q for the period ended June 30, 2010, dated August 6, 2010, there were approximately 296,596,176 Shares outstanding on a non-diluted basis as at July 31, 2010 and no first preferred shares issued and outstanding as at June 30, 2010. The Shares have general voting rights. Each Shareholder is entitled to receive notice of, to attend and to vote at, on the basis of one vote for each Share held, all meetings of Shareholders other than meetings at which the holders of another class or series of shares are entitled to vote separately. Subject to the preferential rights of any prior ranking shares, the Shareholders are entitled to such dividends as may be declared by the PotashCorp Board of Directors in its discretion out of funds legally available therefor.

3. Background to the Offer

In May, 2010, BHP Billiton commenced a process to consider a possible combination of BHP Billiton and PotashCorp and began conducting a financial, legal and business due diligence review of PotashCorp based on publicly available information.

On August 3, 2010, Marius Kloppers, BHP Billiton’s Chief Executive Officer, contacted William J. Doyle, President and Chief Executive Officer of PotashCorp, to request a meeting during the week of August 9, 2010, and a meeting was scheduled for August 12, 2010 in Chicago, Illinois. At that meeting, Mr. Kloppers described to Mr. Doyle a proposal to combine BHP Billiton and PotashCorp pursuant to a plan of arrangement in which

Shareholders would receive US$130.00 in cash per Share. In response to the proposal, Mr. Doyle stated that PotashCorp was “not for sale” and had no interest in discussing a combination at this time. Mr. Doyle stated that he believed that the standalone plans showed that additional value creating possibilities existed.

At the end of the meeting, Mr. Kloppers delivered to Mr. Doyle a letter setting forth the terms of the proposal, which noted that BHP Billiton had fully negotiated a financing facilities agreement sufficient to fund the transaction, and had completed a thorough review of PotashCorp’s public information and was therefore requesting only minimal, confirmatory due diligence that could be completed expeditiously and would enhance BHP Billiton’s understanding of PotashCorp. The letter also noted undertakings BHP Billiton was prepared to give regarding the establishment of BHP Billiton’s global potash headquarters in Canada and the President and management of the Canadian potash operations being based in Saskatchewan, and commitments with respect to employment, capital programs and community programs. The letter stated that BHP Billiton had a strong preference to proceed on a recommended basis and that BHP Billiton was confident that it would satisfy all applicable regulatory requirements and obtain all required approvals. The letter requested a response by August 18, 2010.

On the morning of August 13, 2010 (Eastern time), Jac Nasser, BHP Billiton’s Chairman, sent to Dallas J. Howe, PotashCorp’s Board Chair, a letter which referenced and summarized the proposal made by Mr. Kloppers to Mr. Doyle at the August 12th meeting and in the letter Mr. Kloppers delivered to Mr. Doyle at that meeting. The letter reiterated some of the points contained in the letter delivered by Mr. Kloppers at the August 12th meeting and expressed the wish that the PotashCorp Board of Directors consider the proposal. The letter requested that PotashCorp provide a response to BHP Billiton by August 18, 2010.

On August 17, 2010, Mr. Howe advised Mr. Nasser by letter that after carefully and thoroughly reviewing BHP Billiton’s proposal, the PotashCorp Board of Directors unanimously concluded that the proposed price grossly undervalues PotashCorp and its strong prospects for continued growth and shareholder value creation. It noted that the PotashCorp Board of Directors believes that the timing of BHP Billiton’s proposal is highly opportunistic and that it had determined that BHP Billiton’s proposal fails to adequately recognize the value of PotashCorp’s premier position in the industry, the value of its planned capacity expansions and the value of its equity investments. The letter stated that the PotashCorp Board of Directors believes that PotashCorp has a bright future as an independent company and that nothing in Mr. Nasser’s letter provides the basis for PotashCorp to alter its course. The letter also stated that the PotashCorp Board of Directors does not believe that the proposed transaction is in the best interests of the Shareholders.

PotashCorp issued a news release on August 17, 2010 stating that its Board of Directors had adopted a shareholder rights plan and that it was filing a Material Change Report and Current Report on Form 8-K with the Canadian securities regulatory authorities and with the SEC. A copy of Mr. Nasser’s letter and Mr. Howe’s response are schedules to these reports. See “Shareholder Rights Plan” in Section 15 of this Circular for a description of the Shareholder Rights Plan.

On August 20, 2010, the Offer was commenced.

4. Treatment of Options and Other Rights

The Offer is made only for Shares and is not made for any Options or other rights (other than SRP Rights) to acquire Shares. Any holder of Options or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable Law, exercise or convert their Options or other rights in order to obtain certificates representing Shares that may be deposited in accordance with the terms of the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

5. Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not deposited under the Offer through a Compulsory Acquisition, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Share equal in value to the consideration paid by the Offeror per Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors and it is possible that such transaction will not be consummated or may be delayed. See “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of this Circular.

6. Plans for PotashCorp

Promptly upon acquiring at least a majority of the outstanding Shares, the Offeror will be entitled to requisition a meeting of the Shareholders at which the Offeror may remove the current members of the PotashCorp Board of Directors and elect as directors individuals nominated by it. The Offeror intends to take such action unless the members of the PotashCorp Board of Directors then in office promptly resign and the Offeror’s designees are appointed to replace them.

If, within 120 days after the date of the Offer (or such longer period as a court may permit), the Offer is accepted by Shareholders holding not less than 90% of the Shares, other than any Shares held at the date of the Offer by or on behalf of the Offeror or an affiliate or associate of the Offeror, and the Offeror acquires such Deposited Shares, then the Offeror intends to acquire the Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer pursuant to a Compulsory Acquisition. If the Offeror acquires less than 90% of the Shares under the Offer, or the right of Compulsory Acquisition is not available for any reason, or if the Offeror elects not to pursue such right, the Offeror intends, depending on the number of Shares taken up and paid for under the Offer, to acquire any Shares not deposited under the Offer in a Subsequent Acquisition Transaction. If the Offeror takes up and pays for such number of Shares under the Offer that, together with any Shares owned by the BHP Billiton Group, represent not less than 66 2/3% of the Shares (calculated on a fully-diluted basis), it will own sufficient Shares to effect a Subsequent Acquisition Transaction without the need for the affirmative vote of any other Shareholder. Even if the Offeror and the other members of the BHP Billiton Group own less than 66 2/3% of the Shares outstanding as of the record date of the shareholders meeting held to vote on any proposed Subsequent Acquisition Transaction, they may own a sufficient number of Shares to approve the transaction without the need for the affirmative vote of any other Shareholder, as the required levels of approval of such transaction will be calculated on the basis of votes cast at the meeting.

Subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offeror intends to seek to delist the Shares from the Exchanges. Subject to applicable securities Laws, the Offeror intends to cause PotashCorp to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and to cease to be a reporting company under U.S. federal securities Laws; however, for so long as PotashCorp has public debt securities outstanding, there may be limitations on its ability to cease to have public reporting obligations.

If the Offeror does not acquire a sufficient number of Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in its ownership of 100% of the Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of two-thirds of the votes cast by the holders of Shares, and may require approval of a majority of the votes cast by holders of Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by the Offeror.

In connection with the Offer, BHP Billiton and the Offeror have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider if they acquire 100% ownership of PotashCorp. In addition, if and to the extent that BHP Billiton and the Offeror acquire control of PotashCorp, BHP Billiton and the Offeror intend to conduct a detailed review of PotashCorp and its assets, operations, capital structure, corporate structure, policies and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in PotashCorp’s business, assets, operations, policies, capital structure, corporate structure, marketing strategies and management, and BHP Billiton and the Offeror expressly reserve the right to make any such changes.

If the Offeror acquires control of PotashCorp, BHP Billiton will ensure that its best practice health, safety, environmental and community approach is adopted at PotashCorp’s operations. BHP Billiton also intends to increase exploration spending at PotashCorp.

BHP Billiton will work with the Canpotex shareholders in order to further understand existing agreements and establish the basis for a relationship that provides for continuous and undisrupted supply to export markets and ultimately permits BHP Billiton to market its potash independently. BHP Billiton intends that PotashCorp will continue to honour existing commitments and contractual arrangements PotashCorp has entered into in relation to Canpotex.

Except as otherwise described in the Offer and this Circular, BHP Billiton and the Offeror have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving PotashCorp or any of its subsidiaries (other than a Compulsory Acquisition or Subsequent Acquisition Transaction or a subsequent corporate amalgamation or reorganization); (ii) any purchase, sale or transfer of a material amount of assets of PotashCorp or any of its subsidiaries; (iii) a material change in the present dividend rate or policy, or indebtedness or capitalization of PotashCorp; (iv) any change in the present board of directors or management of PotashCorp, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the PotashCorp Board or to change any material term of the employment contract of any executive officer; or (v) any other material change in PotashCorp’s corporate structure or business.

7. Source of Funds

The total amount of funds required by the Offeror to consummate the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, including to pay for Shares issued as a result of the exercise of Options, and related fees and expenses, is estimated to be approximately U.S.$40 billion. BHP Billiton will fund or arrange for the funding of the Offeror in an amount sufficient to satisfy such cash requirement by way of guaranteeing borrowing by the Offeror and/or equity investment in the Offeror and loans to the Offeror from cash resources available to BHP Billiton.

Based on information disclosed in PotashCorp’s filings with the SEC, it appears that consummation of the Offer will result in a change of control under certain outstanding indebtedness of PotashCorp that could in certain circumstances allow the holders of such indebtedness to accelerate such indebtedness and require PotashCorp to repay or make an offer to repurchase such indebtedness. In such an event, if PotashCorp is not able to obtain appropriate waivers with respect thereto, certain mitigating actions could be implemented by BHP Billiton with a view to preventing PotashCorp from being required to make the repayments or repurchase of indebtedness described above. Alternatively, BHP Billiton may offer to assist PotashCorp to refinance such indebtedness. BHP Billiton is not required to take any such mitigating actions and is not required to assist PotashCorp in connection with the refinancing of PotashCorp’s indebtedness, and there can be no assurance that any such actions or assistance would be effective. The total amount of indebtedness that PotashCorp might be required to prepay or repurchase as a result of the consummation of the Offer is estimated to be U.S.$3 billion.

On August 18, 2010, BHP Billiton, BHP Billiton Finance Limited and BHP Billiton Finance Plc (the “Borrowers”) entered into a new multicurrency term and revolving facility and subscription agreement (the “Facility Agreement”) with Banco Santander, S.A., London Branch, Barclays Bank PLC, BNP Paribas,

JPMorgan Chase Bank, N.A., The Royal Bank of Scotland plc and The Toronto-Dominion Bank as original lenders (the “Lenders”) to, among other things, meet the potential funding requirements in relation to the Offer. The Facility Agreement provides for four credit facilities (the “Facilities”) in an aggregate amount of U.S.$45 billion as follows: (a) a U.S.$25 billion term loan facility with a term of 364 days, which may be extended (at BHP Billiton’s election) for a further twelve months subject to the payment of an extension fee; (b) a U.S.$10 billion term loan facility with a term of three years; (c) a U.S.$5 billion revolving facility with a term of three years; and (d) a U.S.$5 billion revolving facility with a term of four years, incorporating a U.S. dollar swingline facility and a euro swingline facility.

The proceeds of loans drawn under the Facilities may be used for the following purposes: (a) financing the acquisition of Shares pursuant to the Offer and any subsequent acquisition (including a Compulsory Acquisition or any Subsequent Acquisition Transaction); (b) payments to holders of options, warrants or other rights to receive Shares; (c) the payment of fees, costs and expenses relating to the acquisition of PotashCorp and the Facilities; (d) refinancing the indebtedness of PotashCorp or its subsidiaries; and (e) in the case of the revolving Facilities, the general corporate purposes of the BHP Billiton Group.

Loans drawn down under the Facilities bear interest at a margin over LIBOR.

The ability to draw down under the Facilities is subject to certain conditions being met on the date of drawdown. These include, among other things (a) all conditions to the consummation of the Offer having been met without amendment, variation or waiver (or otherwise being treated as satisfied in circumstances where they have not been satisfied) except as permitted under the terms of the Facility Agreement; (b) the accuracy and completeness in all material respects of the representations required to be made or repeated by members of the BHP Billiton Group that are parties to the Facility Agreement (which representations are the usual kind for this type of syndicated loan facility); and (c) the absence of potential or existing events of default that are customary for this type of syndicated loan facility. The Offeror and BHP Billiton believe that the possibility is remote that the conditions to drawings under the Facilities that are in addition to the conditions of the Offer will not be satisfied. The Offeror and BHP Billiton have neither sought nor made alternative financing arrangements should the Facilities not be available to them.

The Facility Agreement is in a form commonly used for loans arranged in the international loan market. It contains representations and warranties, covenants and events of default, each with applicable qualifications or carve-outs. The covenants include requirements relating to the financial indebtedness of PotashCorp and, among other matters, place certain restrictions on the ability of the BHP Billiton Group to dispose of its assets or incur financial indebtedness in BHP Billiton subsidiaries. The Facility Agreement also contains a net borrowing to EBITDA financial covenant.

The Borrowers may repay drawings to be made under the Facilities over time with the proceeds of subsequent capital market issues and/or subsequent longer term debt financing, and/or with freely available cash, although they have no current plans for any such issues or financings. Under the terms of the Facility Agreement, if a person gains control (by acquiring more than 50% of the publicly-held shares or 50% of the voting rights attached to such shares) of either BHP Billiton Limited or BHP Billiton Plc, negotiations must be held with the Lenders to amend the terms of the Facility Agreement so that the Facilities may remain available following such change of control. If such amended terms cannot be agreed, the Borrowers will be required to offer to prepay all outstanding loans under the Facility Agreement.

Under the terms of the Facility Agreement the BHP Billiton Group is required to use certain cash proceeds arising from certain disposals, debt issuances or equity issuances, subject to certain exceptions and thresholds, to prepay or cancel the U.S.$25 billion term facility. BHP Billiton is not obliged to dispose of any PotashCorp assets under the terms of the Facility Agreement.

Each of BHP Billiton Limited and BHP Billiton Plc is a guarantor under the Facility Agreement. The Facilities are unsecured.

Certain fees are payable by BHP Billiton to the Lenders in connection with the Facility Agreement. These include a commitment fee payable quarterly. The Facility Agreement also contains certain other terms including treatment of withholding tax, increased costs payable to the Lenders and the giving of certain indemnities.

The Offer is not subject to any financing condition. The Offeror believes that BHP Billiton’s financial condition is not material to a decision by a Shareholder whether to deposit Shares under the Offer because: (a) cash is the only consideration that will be paid to Shareholders in connection with the Offer; (b) the Offeror is offering to purchase all of the outstanding Shares in the Offer; and (c) the Borrowers have entered into the Facility Agreement and, as a result, the Offeror has or will have access to sufficient funds to fund the total amount required to consummate the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction including related fees and expenses and any amounts that PotashCorp might be required to prepay under its existing financing as a result thereof.

A copy of the Facility Agreement has been filed as an exhibit to the Schedule TO filed by the Offeror with the SEC in connection with the Offer on August 20, 2010, pursuant to Rule 14d-3 under the U.S. Exchange Act. Reference is made to such exhibit for a more complete description of the terms and conditions of the Facility Agreement.

8. Beneficial Ownership of and Trading in Shares of PotashCorp

None of the Offeror or BHP Billiton or any directors or officers of the Offeror or BHP Billiton, or any associate or affiliate of the foregoing, beneficially owns, has the right to acquire, or exercises control or direction over, any PotashCorp equity securities. To the knowledge of the Offeror, BHP Billiton and such directors and officers after reasonable enquiry, no (a) insider of the Offeror or BHP Billiton, (b) person or company acting jointly or in concert with the Offeror or BHP Billiton, or (c) associate or affiliate of the foregoing, beneficially owns, has the right to acquire, or exercises control or direction over, any PotashCorp equity securities.

To the knowledge of the Offeror and BHP Billiton after reasonable enquiry, none of (a) the Offeror, (b) BHP Billiton, (c) any insider of the Offeror or BHP Billiton, (d) any person or company acting jointly or in concert with the Offeror or BHP Billiton, or (e) any associate or affiliate of the foregoing, has effected any transaction with respect to any equity securities of PotashCorp during the six-month period preceding the date hereof.

9. Commitments to Acquire Shares of PotashCorp

Other than the Offer, no agreements, commitments or understandings to acquire securities of PotashCorp have been made by any of the Offeror or BHP Billiton, nor, to the knowledge of the Offeror and BHP Billiton after reasonable inquiry, by (a) any insider of the Offeror or BHP Billiton, (b) any associate or affiliate of an insider of the Offeror or BHP Billiton, or (c) any person or company acting jointly or in concert with the Offeror or BHP Billiton.

10. Past Contacts, Transactions, Negotiations and Agreements, and Present or Proposed Material Agreements, Arrangements, Understandings and Relationships

Except as disclosed herein: (a) there are no transactions that occurred during the past two years between the Offeror or BHP Billiton, or any of their respective subsidiaries, or any of the respective executive officers or directors of such persons, any person controlling the Offeror or BHP Billiton, or any executive officer or director of any corporation or other person ultimately in control of the Offeror or BHP Billiton, on the one hand, and PotashCorp or any of its executive officers, directors or affiliates, on the other hand; (b) there have been no negotiations, transactions or material contacts during the past two years between the Offeror or BHP Billiton or any of their respective subsidiaries or any of the respective executive officers or directors of such persons, any person controlling the Offeror or BHP Billiton, or any executive officer or director of any corporation or other person ultimately in control of the Offeror or BHP Billiton, on the one hand, and PotashCorp or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of PotashCorp’s securities, election of PotashCorp’s directors, or sale or other transfer of a material amount of assets of PotashCorp; and (c) there are no present or proposed material agreements, commitments, understandings or relationships between the Offeror or BHP Billiton or any of their respective officers, directors, controlling persons or subsidiaries and PotashCorp or any of its officers, directors, controlling persons or subsidiaries and no payments or other benefits are proposed to be made or given by the Offeror or BHP Billiton by way of compensation for loss of office of any of PotashCorp’s officers or directors remaining in or retiring from office following completion of the Offer.

There are no agreements, commitments or understandings, formal or informal, made or proposed to be made between BHP Billiton or the Offeror and any securityholder of PotashCorp relating to the Offer or between BHP Billiton or the Offeror and any person relating to the Offer, except as otherwise set out in this Circular.

Other than the Shareholder Rights Plan described under “Shareholder Rights Plan” in Section 15 of this Circular, the Offeror and BHP Billiton are not aware of, and do not have access to, any agreement, commitment or understanding that could affect control of PotashCorp and that can reasonably be regarded as material to a Shareholder in deciding whether or not to deposit Shares under the Offer.

11. Other Material Facts Concerning PotashCorp

The Offeror has no knowledge of any material fact concerning securities of PotashCorp that has not been generally disclosed by PotashCorp or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

12. Price Range and Trading Volumes of the Shares

The Shares are listed and posted for trading on the Exchanges. The Offeror believes that as at July 31, 2010, there were approximately 296,596,176 Shares outstanding on a non-diluted basis. The following tables set forth the high and low trading prices and the aggregate volume of trading of the Shares on the Exchanges for the periods indicated:

Quarterly Intraday Price Range and Trading Volume

	NYSE			TSX
	High	Low	Volume	High	Low	Volume
	(U.S.$)	(U.S.$)	(000s)	(Cdn.$)	(Cdn.$)	(000s)
Q3-2008	229.95	126.50	143,536	231.28	131.43	111,838
Q4-2008	133.44	47.54	186,005	142.00	61.81	165,048
Q1-2009	95.46	63.65	118,942	116.41	82.17	118,601
Q2-2009	121.34	77.19	83,124	135.00	95.26	78,141
Q3-2009	102.28	80.90	90,136	114.50	93.72	64,779
Q4-2009	123.93	83.76	110,986	130.00	91.07	65,169
Q1-2010	128.42	98.27	90,273	130.69	105.11	59,847
Q2-2010	119.98	85.89	84,578	121.47	91.46	62,518
Q3-2010 (through August 19, 2010)	148.90	83.87	59,832	154.86	88.68	46,860

Source: Bloomberg

Monthly Intraday Price Range and Trading Volume

	NYSE			TSX
	High	Low	Volume	High	Low	Volume
	(U.S.$)	(U.S.$)	(000s)	(Cdn.$)	(Cdn.$)	(000s)
Aug-08	208.65	157.00	41,184	214.15	168.00	26,502
Sep-08	184.88	126.50	60,396	192.00	131.43	48,388
Oct-08	133.44	60.50	92,484	142.00	77.63	73,944
Nov-08	94.88	54.81	51,864	109.00	70.20	46,603
Dec-08	82.98	47.54	41,657	97.38	61.81	44,501
Jan-09	87.12	64.92	35,374	103.21	82.17	36,243
Feb-09	95.46	72.01	37,469	116.41	89.50	38,882
Mar-09	92.00	63.65	46,099	114.14	83.10	43,476
Apr-09	90.00	77.19	24,434	109.10	95.26	26,450
May-09	118.31	87.01	27,319	135.00	103.55	25,416
Jun-09	121.34	87.20	31,371	132.14	100.55	26,275
Jul-09	97.74	80.90	34,943	114.50	93.72	24,894
Aug-09	102.28	87.75	23,338	109.53	96.40	17,806
Sep-09	98.70	85.66	31,855	104.75	95.00	22,079
Oct-09	104.93	83.76	37,994	109.49	91.07	23,184
Nov-09	118.04	90.31	34,723	124.56	97.68	19,881
Dec-09	123.93	105.01	38,269	130.00	112.00	22,103
Jan-10	126.45	98.27	27,836	130.69	105.11	21,539
Feb-10	115.70	99.13	31,067	121.02	106.54	17,764
Mar-10	128.42	110.70	31,370	130.62	115.94	20,544
Apr-10	119.98	104.27	30,274	121.47	106.35	21,040
May-10	111.95	92.87	28,126	113.25	100.34	21,116
Jun-10	102.58	85.89	26,178	104.92	91.46	20,362
Jul-10	105.74	83.87	27,230	108.58	88.68	19,326
Aug-10 (through August 19, 2010)	148.90	105.76	32,602	154.86	108.45	27,534

Source: Bloomberg

The closing price of the Shares on the NYSE and the TSX on August 11, 2010, the day prior to BHP Billiton’s first approach to PotashCorp, was U.S.$108.20 and Cdn.$113.09, respectively. The offer price of U.S.$130.00 per Share represents a premium of 20% and 20% to these respective closing prices on the NYSE and the TSX based on the Bank of Canada noon spot exchange rate on August 11, 2010 of Cdn.$1.0456 = U.S.$1.00 and a premium of 32% and 33% to the volume weighted average trading prices of the Shares on the NYSE for the 30-trading day and the 60-trading day periods ended on August 11, 2010. The average closing price of the Shares on the TSX for the 20 business days (as defined in Ontario Securities Commission Rule 14-501 — Definitions) ended on August 17, 2010, the last trading day prior to BHP Billiton’s announcement of the intention to make the Offer, was Cdn.$111.02. The closing price of the Shares on the NYSE and the TSX on August 19, 2010, the last trading day prior to the date of the Offer, which was subsequent to PotashCorp’s announcement of BHP Billiton’s first approach to PotashCorp, was U.S.$148.84 and Cdn.$154.86, respectively. Shareholders are urged to obtain current market quotations for the Shares.

13. Effect of the Offer on the Market for Shares, Stock Exchange Listings and Public Disclosure

The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shares deposited and purchased under the Offer, could adversely affect the liquidity and market value of the remaining Shares held by the public.

Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the Shares would not meet the criteria for continued listing on the NYSE if, among other things, (i) the total number of Shareholders fell below 400, (ii) the total number of Shareholders fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of PotashCorp and their immediate families and other concentrated holdings of 10% or more) fell below 600,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the cessation of trading and delisting of the Shares on the TSX. According to the TSX Company Manual, the Shares may be delisted if (i) the market value of the Shares is less than Cdn.$2 million over any period of 30 consecutive trading days, (ii) the number of Shares is less than 500,000 or (iii) the number of Shareholders, each holding a board lot or more, is less than 150, in each case exclusive of holdings of officers and directors of PotashCorp and persons who own or control, directly or indirectly, 10% or more of the Shares. Depending upon the number of Shares purchased pursuant to the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Shares.

The Offeror intends to seek to delist the Shares from the Exchanges as soon as practicable after completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction.

The Shares are currently registered under the U.S. Exchange Act. Such registration may be terminated upon application by PotashCorp to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by PotashCorp to Shareholders and to the SEC and would make certain provisions of the U.S. Exchange Act, such as the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going private” transactions, no longer applicable to the Shares.

Following completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction, the Offeror intends to cause PotashCorp to apply to the SEC to terminate its registration under the U.S. Exchange Act and to cease to be a reporting issuer under applicable Canadian securities Laws; however, for so long as PotashCorp has public debt securities outstanding there may be limitations on its ability to cease to have public reporting obligations. See “Plans for PotashCorp” in Section 6 of this Circular.

14. Regulatory Matters

Antitrust Matters

Competition Act

Part IX of the Competition Act requires that the parties to certain classes of transactions provide prescribed information to the Commissioner where the applicable thresholds set out in Sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”).

Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable waiting period has expired or been terminated early by the Commissioner. If a proposed transaction is an unsolicited offer to acquire the shares of a corporation and the Commissioner receives the offeror’s Notification, the Commissioner is required under subsection 114(3) of the Competition Act to immediately notify the corporation whose shares the offeror proposes to acquire that the Commissioner has received the offeror’s Notification, and such corporation must supply its Notification within 10 days thereafter.

The waiting period is 30 days after the day on which the parties to the transaction submit their respective Notifications, except in the case of an unsolicited offer where, pursuant to subsection 123(3) of the Competition Act, the period begins on the date on which the offeror submits its Notification. The parties are, or the offeror in an unsolicited offer is, entitled to complete the Notifiable Transaction at the end of the 30-day period, unless the Commissioner notifies the parties (or the offeror in an unsolicited offer), pursuant to subsection 114(2) of the Competition Act, that she requires additional information that is relevant to the Commissioner’s assessment of the transaction (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. In the case of an unsolicited offer, the 30-day period following compliance with the Supplementary Information Request begins on the day after the offeror’s compliance with the Supplementary Information Request.

The Competition Bureau’s Merger Review Process Guidelines, which are non-statutory, provide that under certain circumstances the Commissioner will be prepared to enter into an agreement with the notifying party or parties under which the Bureau will agree not to issue a Supplementary Information Request, and therefore allow the waiting period to lapse. The Commissioner will be prepared in such circumstances to enter into such an agreement on the understanding that the Commissioner’s review is ongoing, the notifying party or parties will work cooperatively with the Commissioner to address her additional, voluntary information requests, and the notifying party or parties will delay closing for an agreed-upon period of time to allow the Commissioner to complete her assessment of the transaction.

A transaction may be completed before the end of the applicable waiting period if the Commissioner notifies the parties that she does not, at that time, intend to challenge the transaction by making an application under Section 92 of the Competition Act (a “No-Action Letter”). In such case, the Commissioner will reserve the right to challenge the transaction before the Competition Tribunal at any time within one year of the transaction being completed.

Alternatively, or in addition to filing a Notification, a party to a Notifiable Transaction may apply to the Commissioner for an advance ruling certificate (an “ARC”) or, in the alternative, for a No-Action Letter. Upon the issuance of an ARC or a No-Action Letter (provided the Commissioner waives the requirement for a Notification if one has not been submitted), the parties to a transaction are legally entitled to complete their transaction.

At any time before a “merger” (as such term is defined under the Competition Act) is completed, even where the Commissioner has been notified under subsection 114(1) of the Competition Act and the applicable waiting period has expired, the Commissioner may apply to the Competition Tribunal for an interim order under subsection 100(1) of the Competition Act forbidding any person named in the application from doing any act or thing where it appears to the Competition Tribunal that such act or thing may constitute or be directed toward the completion or implementation of a proposed merger. The Competition Tribunal may issue such order for up to 30 days where (a) the Commissioner has certified that an inquiry is being made under paragraph 10(1)(b) of the Competition Act and that, in her opinion, more time is required to complete the inquiry, and (b) the Competition Tribunal finds that, in the absence of an interim order, a party to the proposed merger or any other person is likely to take an action that would substantially impair the ability of the Competition Tribunal to remedy the effect of the proposed merger on competition under Section 92 of the Competition Act because that action would be difficult to reverse. The duration of such interim order may be extended for a period of up to an additional 30 days where the Competition Tribunal finds, on application made by the Commissioner, that the Commissioner is unable to complete the inquiry within the period specified in the order because of circumstances beyond the control of the Commissioner.

Whether or not a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal for a remedial order under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger, or, if the Commissioner did issue an ARC in respect of the merger, provided that (a) the merger was completed within one year from when the ARC was issued and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal for a remedial order are not the same or substantially the same as the information on the basis of which the ARC was issued. On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may, where it finds that the merger prevents or lessens, or is likely to prevent or lessen, competition substantially, order that the merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares involved in such merger; in addition to, or in lieu thereof, with the consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal may order a person to take any other action. The Competition Tribunal is prohibited from issuing a remedial order where it finds that the merger or proposed merger has brought or is likely to bring about gains in efficiency that will be greater than, and will offset, the effects of any prevention or lessening of competition that will result or is likely to result from the merger and that the gains in efficiency would not likely be attained if the order were made.

The completion of the Offer is a Notifiable Transaction and also constitutes a “merger” for the purposes of the Competition Act. The Offeror will file a Notification pursuant to subsection 114(1) of the Competition Act with the Commissioner on August 20, 2010. The Offeror will submit a request for an ARC or, in the alternative, a No-Action Letter to the Commissioner on August 20, 2010. The Commissioner has the statutory authority to issue a Supplementary Information Request in respect of the Offer by no later than September 20, 2010 which, if issued, would have the effect of extending the statutory waiting period for completing the transactions contemplated by the Offer, as described above. In addition, there can be no assurance that the Commissioner will not apply to the Competition Tribunal under subsection 100(1) or Section 92 of the Competition Act in respect of the transaction contemplated by the Offer, and if such application is made, there can be no assurance that the Competition Tribunal will not issue an order under subsection 100(1) or Section 92 of the Competition Act.

The Offeror does not intend to take up or pay for Shares deposited pursuant to the Offer unless either (A) it has received an ARC or (B) the statutory waiting period has expired or been terminated early, or the obligation to submit a Notification has been waived, and in any case the Commissioner shall have provided a written No-Action Letter to the Offeror without any condition or on conditions that are acceptable to the Offeror, in its reasonable judgment, which No-Action Letter shall not have been rescinded or amended. See “Conditions of the Offer” in Section 4 of the Offer.

HSR Act

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, transactions having a value above specified thresholds may not be consummated until information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and applicable waiting period requirements have been satisfied. The requirements of the HSR Act apply to the Offer.

The purchase of Shares under the Offer cannot be completed until the expiration of a 15-day waiting period following the filing by BHP Billiton Limited and BHP Billiton Plc, as the ultimate parent entities of the BHP Billiton Group, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On August 20, 2010, BHP Billiton will file the Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of the Shares in the Offer. Accordingly, the required waiting period will expire on September 7, 2010, unless earlier terminated by the FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a “Second Request”) prior to that time. If within the 15-day waiting period either the FTC or the Antitrust Division were to issue a Second Request, the waiting period with respect to the Offer would be extended until 10 days following the date on which BHP Billiton certifies substantial compliance with the Second Request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10-day waiting period, the waiting period could be extended only by court order or with the consent of BHP Billiton. In practice, complying with a Second Request can take a significant period of time. Although PotashCorp is required to file certain information and documentary materials with the FTC and the Antitrust Division in connection with the Offer, neither PotashCorp’s failure to make those filings nor a Second Request issued to PotashCorp by the FTC or Antitrust Division will extend the waiting period with respect to the purchase of Shares under the Offer.

The FTC and the Antitrust Division will consider the legality under the antitrust Laws of the Offeror’s proposed acquisition of PotashCorp. At any time before or after the Offeror’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust Laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of the Offeror, PotashCorp, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While BHP Billiton believes that the consummation of the Offer will not violate any antitrust Laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in an injunction order, the Offeror may not be obligated to consummate the Offer. See “Conditions of the Offer” in Section 4 of the Offer.

Brazilian Antitrust Law

Under the Brazilian Antitrust Law of June 11, 1994 (Law 8,884/94), BHP Billiton is required to file a merger notification with the Administrative Council for Economic Defense (“CADE”). BHP Billiton plans to submit the merger notification filing on August 20, 2010. Under applicable Brazilian Law, the CADE review will neither entail a waiting period nor any suspensory effect, and the purchase of Shares under the Offer may be consummated prior to receiving approval from CADE.

Antitrust Laws in Other Jurisdictions

BHP Billiton and PotashCorp and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable under applicable Laws in connection with the consummation of the Offer, including filings or approvals that may be required to be made or applied for after the completion of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. BHP Billiton is analyzing the applicability of any such Laws and currently intends to take such action as may be required and desirable with respect to such regulatory filings or approvals. The receipt of any approval required to be applied for after the completion of the Offer is not a condition to effecting the Offer. The receipt of all other required material approvals or consents relating to the Offer under any applicable foreign antitrust Laws and/or expiration or termination of any required waiting periods thereunder is a condition to effecting the Offer.

Foreign Investment Review Matters

Investment Canada Act

Subject to certain limited exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds a financial threshold prescribed under Part IV of the Investment Canada Act (a “Reviewable Transaction”) is subject to review and cannot be implemented unless the transaction has been reviewed by the Minister responsible for the Investment Canada Act (the “Minister”) and the Minister is satisfied or is deemed to be satisfied that the transaction is likely to be of net benefit to Canada (the “net benefit ruling”). Accordingly, in the case of a Reviewable Transaction, a non-Canadian purchaser must submit an application to the Minister (an “Application for Review”) seeking approval of the Reviewable Transaction and cannot complete the transaction until it receives a net benefit ruling. The submission of the Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed the review by that date, the Minister may unilaterally extend the review period for up to a further 30 days.

In determining whether to issue a net benefit ruling, the Minister is required to consider, among other things, the Application for Review and any written undertakings offered by the purchaser to Her Majesty in right of Canada. The prescribed factors that the Minister must consider when determining whether to issue a net benefit ruling include, among other things, the effect of the investment on the economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation, product variety and competition in Canada, the compatibility of the investment with national and provincial industrial, economic and cultural policies, and the contribution of the investment to Canada’s ability to compete in world markets.

If, following his review, the Minister is not satisfied or deemed to be satisfied that the Reviewable Transaction is likely to be of net benefit to Canada, the Minister is required to send a notice to that effect to the purchaser, advising the purchaser of its right to make further representations and submit (additional) undertakings within 30 days from the date of such notice or any further period that may be agreed to by the purchaser and the Minister.

At any time, and in any event within a reasonable time after the expiry of the period for making representations and submitting undertakings described above, the Minister shall send a notice to the purchaser that either the Minister is satisfied that the investment is likely to be of net benefit to Canada (i.e., a net benefit ruling) or confirmation that the Minister is not satisfied that the investment is likely to be of net benefit to Canada. In the latter case, the Reviewable Transaction may not be implemented.

In addition, under Part IV.1 of the Investment Canada Act, investments by non-Canadians to establish a new Canadian business, acquire control of a Canadian business, or acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, whether or not the transaction is a Reviewable Transaction, can be made subject to review and approval on grounds that the investment could be injurious to national security. In the case of a Reviewable Transaction, within 45 days of when the purchaser submits its Application for Review to the Minister, the Minister can either issue a notice to the purchaser, indicating that a review may be necessary on grounds that the transaction could be injurious to national security, in which case the Minister has 25 days thereafter to determine whether it will recommend to the Governor in Council (the federal Cabinet) that it order a review, or after consulting with the Minister of Public Safety and Emergency Preparedness, recommend to the Governor in Council that it order a review of the transaction on national security grounds. If the Minister issues a notice that it is considering making a recommendation for a review to the Governor in Council or that the Governor in Council has made an order requiring a review on national security grounds, the purchaser is thereafter precluded from completing the transaction until the process is completed, as described below.

If an order for a review is made by the Governor in Council, the Minister, after consulting with the Minister of Public Safety and Emergency Preparedness (and any other investigative body that is prescribed by National Security Review of Investments Regulations), is required to, within 45 days of such order, or any further period that is agreed on by the Minister and the purchaser, either: (a) refer the investment under review to the Governor in Council, together with a report of the Minister’s findings and recommendations on the review, if (i) the Minister is satisfied that the investment would be injurious to national security, or (ii) on the basis of the information available, the Minister is not able to determine whether the investment would be injurious to national security; or (b) send to the purchaser a notice indicating that no further action will be taken in respect of the investment if the Minister is satisfied that the investment would not be injurious to national security. In the latter case, the Minister will continue its review of the purchaser’s Application for Review and any proposed undertakings. If the Minister has referred the transaction to the Governor in Council, the Governor in Council may, by order, within 15 days of such referral, take any measures in respect of the investment that the Governor in Council considers advisable to protect national security, including: (a) directing the purchaser not to implement the investment; (b) authorizing the investment on condition that the non-Canadian (i) give any written undertakings to Her Majesty in right of Canada relating to the investment that the Governor in Council considers necessary in the circumstances, or (ii) implement the investment on the terms and conditions contained in the order, in which case the Minister will continue its review of the purchaser’s Application for Review and any proposed undertakings; or (c) requiring the purchaser to divest itself of control of the Canadian business or of its investment in the entity.

The purchase of the Shares contemplated by the Offer is a Reviewable Transaction. On August 20, 2010, the Offeror will file its Application for Review under the Investment Canada Act setting out the grounds upon which the Offeror believes that the transactions contemplated by the Offer are likely to be of net benefit to Canada. The initial review period will expire on October 4, 2010, which period can be extended as discussed above. The Offeror does not intend to take up or pay for Shares deposited pursuant to the Offer unless, at the Expiry Time, the net benefit ruling under the Investment Canada Act in respect of the purchase of the Shares by the Offeror has been obtained or deemed to have been obtained without any condition or with conditions that are acceptable to the Offeror, in its reasonable judgment, and there is no order in effect and no notice given to the Offeror under the Investment Canada Act that would have the effect of prohibiting the completion of the purchase of the Shares by the Offeror and any order issued under the Investment Canada Act in respect of the purchase of the Shares by the Offeror, if any, shall have been issued without any condition or with conditions that are acceptable to the Offeror, in its reasonable judgment.

Exon-Florio

Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended, and the rules and regulations thereunder (the “Exon-Florio Amendment”), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that there is credible evidence that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing Law do not provide adequate authority to protect national security. Pursuant to the Exon-Florio Amendment, a party or parties to a transaction may provide a notification to the Committee on Foreign Investment in the United States (“CFIUS”), which has been designated by the President to administer the Exon-Florio Amendment, for review of the transaction. Notification is not mandatory, but CFIUS has authority to initiate a review of a transaction in the absence of a voluntary notification, including after the transaction has closed.

Once a review has been initiated, CFIUS has 30 calendar days to decide whether to initiate a formal investigation. If CFIUS declines to investigate, the review process is complete. If CFIUS decides to investigate, it has 45 days in which to resolve the matter or prepare a recommendation to the President of the United States, who must then decide within 15 days whether to block the transaction. CFIUS may condition its clearance of a transaction upon commitments to be provided by the acquirer. These timetables may be extended in some circumstances if information is not provided as requested. There is no prohibition against the consummation of an acquisition, merger or takeover if a review is pending, no notification is made or CFIUS does not initiate a review, but CFIUS retains jurisdiction to review a covered transaction following its consummation (unless a review was completed prior to closing).

PotashCorp is engaged in interstate commerce in the United States and the Offeror is a foreign person, and therefore the Offer is potentially subject to review under the Exon-Florio Amendment. Based on the information available to it, the Offeror does not believe that the Offer threatens to impair the national security of the United States. Nevertheless, for greater certainty, the Offeror has voluntarily filed for CFIUS review. There can be no assurance what the result or timing of the review will be, although the Offeror believes that the Offer will ultimately be approved. The Offeror will not be obligated to accept for payment or pay for any tendered Shares unless and until CFIUS’s review has been completed without action to block or prevent the Offer, and without the imposition of requirements or conditions (other than requirements or conditions that are acceptable to the Offeror, in its reasonable judgment).

Investment Review in Other Jurisdictions

Based on publicly available information, PotashCorp conducts its business in a number of countries that have national security or foreign investment review laws. As of the date hereof, the Offeror has not identified any jurisdiction other than Canada and the United States in which such a review is mandated or considered advisable by the Offeror. However, reviewing authorities often have considerable discretion in applying national security or national interest criteria. The Offeror may also conclude at a later date that additional foreign investment or national security reviews are required or advisable. There can be no assurance that such a review will not be commenced or, if commenced, what the result will be. The Offeror does not currently believe that any such review would ultimately prevent the consummation of the Offer. If such a review is commenced, the Offeror will not be obligated to accept for payment or pay for any Deposited Shares unless and until such review has been completed without action to block or prevent the Offer and without the imposition of requirements or conditions (other than requirements or conditions that are acceptable to the Offeror, in its reasonable judgment).

U.S. Securities and Exchange Commission Relief Requested

The Offeror intends to request from the SEC certain exemptions from rules under the U.S. Exchange Act with respect to the Offer.

Rule 14d-11(e) under the U.S. Exchange Act requires that during any subsequent offering period the bidder immediately accept for payment all securities as they are tendered. The Offeror intends to request relief to be permitted to take up and pay for Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Shares were deposited, in accordance with Canadian Law and practice. See “Time for Acceptance” in Section 2 of the Offer.

Rule 14e-5 under the U.S. Exchange Act prohibits a person making a tender offer for an equity security and its affiliates (and the offeror’s dealer-manager, financial advisor and their affiliates) from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security which is immediately convertible into or exchangeable for such security, except pursuant to such offer. The prohibition continues from the time of the public announcement of the offer until the expiration of the offer period, including extensions thereof.

The Offeror intends to request that the SEC grant exemptive relief to allow the Offeror, BHP Billiton and any advisor, broker or other financial institution acting as any of their agents to purchase or arrange to purchase Shares outside the Offer subject to Canadian Law and certain conditions. Regardless of any relief received, the Offeror will not acquire Shares in the United States otherwise than pursuant to the Offer. See “Market Purchases; Sales” in Section  12 of the Offer.

15. Shareholder Rights Plan

The following is only a summary of the material provisions of the Shareholder Rights Plan obtained from PotashCorp’s public disclosure record at www.sedar.com. The following summary does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Plan.

Summary of Shareholder Rights Plan

General

On August 16, 2010 (the “Effective Date”), the PotashCorp Board of Directors adopted the Shareholder Rights Plan, subject to TSX acceptance. PotashCorp has stated that the Shareholder Rights Plan is intended to ensure that in the context of a formal take-over bid, the PotashCorp Board of Directors has sufficient time to explore and develop alternatives to enhance shareholder value, including competing transactions that might emerge.

Issue of SRP Rights

One SRP Right was issued and attached to each outstanding common share of PotashCorp on the Effective Date and one SRP Right is attached to each common share of PotashCorp issued after the Effective Date and prior to the earlier of the Separation Time and the SRP Expiration Time (each as defined below).

Term

The Shareholder Rights Plan and the SRP Rights will expire at the close of business on the earlier of: (a) the date on which the PotashCorp Board of Directors elects or is deemed to have elected to redeem the SRP Rights; (b) if the Shareholder Rights Plan is not approved by a majority of greater than 50% of the votes cast by (i) holders of Voting Shares (as defined in the Shareholder Rights Plan) of PotashCorp, and (ii) holders of Voting Shares other than Grandfathered Persons (as defined in the Shareholder Rights Plan), at a meeting to be held no more than six months after the date of the Shareholder Rights Plan, on the date of such meeting and (c), if the Shareholder Rights Plan receives the shareholder approval contemplated in clause (b), on the third anniversary of the Shareholder Rights Plan (the “SRP Expiration Time”).

Exercise of SRP Rights

The SRP Rights will separate from the outstanding common shares of PotashCorp and will be exercisable from and after the close of business on the tenth Trading Day (as defined in the Shareholder Rights Plan) (the “Separation Time”) after the earliest of: (a) the first public announcement that a person has become the Beneficial Owner (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Voting Shares, subject to certain exceptions (the “Stock Acquisition Date”); (b) the commencement of, or first public announcement of a person’s intention to commence, an Offer to Acquire (as defined in the Shareholder Rights Plan) Voting Shares or securities convertible into or exchangeable for or carrying the right to acquire Voting Shares that, together with the Voting Shares of which the offeror and any Affiliate or Associate (as such terms are defined in the Shareholder Rights Plan) of the offeror and any person acting jointly or in concert with the offeror, is the Beneficial Owner, constitute, in the aggregate, 20% or more of the outstanding Voting Shares at the date of the offer, other than by an acquisition pursuant to a take-over bid permitted by the Shareholder Rights Plan (i.e. a Permitted Bid or Competing Permitted Bid, each as defined below); and (c) the date upon which a Permitted Bid or Competing Permitted Bid ceases to qualify as such, or, in each case, such later date as may be determined by the PotashCorp Board of Directors.

The exercise price per SRP Right (the “Exercise Price”) is: (a) until the Separation Time, an amount equal to three times the Market Price (as defined in the Shareholder Rights Plan), from time to time, per Share, and (b) from and after the Separation Time, an amount equal to three times the Market Price, as at the Separation Time, per Share, in each case subject to anti-dilution adjustments.

An event or transaction leading to any person (an “Acquiring Person”) becoming the Beneficial Owner of 20% or more of the Voting Shares, other than by way of a Permitted Bid, a Competing Permitted Bid or certain other exceptions, is referred to as a “Flip-in Event”. Upon the occurrence of a Flip-in Event, any SRP Rights held by an Acquiring Person, or any Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person, or any Affiliate or Associate of any person so acting jointly or in concert, or any transferee or other successor in title to the SRP Rights held by any of the foregoing who acquires the SRP Rights concurrent with or subsequent to the Acquiring Person becoming such, shall become null and void. If a Flip-in Event in respect of which the application of the Shareholder Rights Plan has not been waived shall occur prior to the SRP Expiration Time, within 10 Business Days (as defined in the Shareholder Rights Plan), or such longer time as may be required to satisfy applicable securities laws, each SRP Right (other than those that become null and void under the terms of the Shareholder

Rights Plan) shall constitute the right to purchase from PotashCorp, upon exercise of the SRP Right in accordance with the terms of the Shareholder Rights Plan, that number of common shares of PotashCorp having an aggregate Market Price on the date of the occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price, subject to appropriate adjustment from time to time pursuant to the terms of the Shareholder Rights Plan.

Certificates and Transferability

Prior to the Separation Time, the SRP Rights are evidenced by certificates for the common shares of PotashCorp and are not transferable separately from the common shares of PotashCorp. From and after the Separation Time, the SRP Rights will be evidenced by separate certificates that will be transferable and traded separately from the common shares of PotashCorp.

Permitted Bid Requirements

The requirements for a “Permitted Bid” include the following:

(a)	the take-over bid must be made by way of a take-over bid circular;

(b)	the take-over bid shall be made to all holders of Voting Shares, other than the bidder;

(c)	Voting Shares tendered pursuant to the take-over bid may not be taken up prior to the close of business on the date that is 90 days following the date of the take-over bid and then only if, at such time, more than 50% of the Voting Shares held by shareholders other than the bidder, its Affiliates and Associates, persons acting jointly or in concert with the bidder and certain other persons (the “Independent Shareholders”) have been tendered to the take-over bid and not withdrawn;

(d)	if more than 50% of the Voting Shares held by Independent Shareholders are tendered to the take-over bid and not withdrawn as at the close of business on the date of first take-up or payment for Voting Shares under the take-over bid, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Voting Shares for not less than 10 Business Days (as defined in the Shareholder Rights Plan) from the date of such public announcement; and

(e)	the take-over bid must permit Voting Shares to be deposited pursuant to the take-over bid, unless such take-over bid is withdrawn, at any time prior to the date Voting Shares are first taken-up or paid for and all Voting Shares deposited pursuant to the take-over bid may be withdrawn at any time prior to the close of business on the date of such take-up or payment.

The Shareholder Rights Plan also allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid or other Competing Permitted Bid (each, a “Prior Bid”) is in existence and open for acceptance. A Competing Permitted Bid must satisfy all the requirements for a Permitted Bid except that (a) under a Competing Permitted Bid Voting Shares may not be taken up and paid for until the close of business on the date that is the later of 35 days after the date of the Competing Permitted Bid and 90 days after the earliest date on which any other Prior Bid that is then in existence was made and only if, at that date, more than 50% of the Voting Shares held by Independent Shareholders have been tendered to the Competing Permitted Bid and not withdrawn.

Waiver

The PotashCorp Board of Directors may waive the application of the Shareholder Rights Plan to a specific Flip-in Event, provided that in certain instances such waiver shall be deemed to be also a waiver of certain subsequent Flip-in Events.

Redemption

Prior to the occurrence of a Flip-in Event which has not been waived, the PotashCorp Board of Directors may redeem all but not less than all of the then outstanding SRP Rights at a redemption price of Cdn.$0.000001 per SRP Right, subject to appropriate adjustment from time to time. SRP Rights will be deemed to be redeemed by the PotashCorp Board of Directors following completion of a Permitted Bid, a Competing Permitted Bid or an acquisition of Voting Shares in respect of which the PotashCorp Board of Directors has waived, or is deemed to have waived, the application of the Shareholder Rights Plan.

Amendment

Prior to the occurrence of a Flip-in Event, PotashCorp may amend the Shareholder Rights Plan and the SRP Rights in its sole discretion, provided that certain amendments related to the rights agent shall require the approval of the rights agent, and subject to the receipt of necessary regulatory approval.

Condition of the Offer

It is a condition of the Offer that the Offeror shall have determined, in its reasonable judgment, that: (i) the Shareholder Rights Plan does not provide rights to Shareholders to purchase any securities of PotashCorp as a result of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, and does not and will not adversely affect the Offer, the Offeror or BHP Billiton, either before or on consummation of the Offer, or the acquisition by the Offeror of any Shares under the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction; (ii) the PotashCorp Board of Directors shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Shares by the Offeror under the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a binding cease trade order or injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Shares upon the exercise of the SRP Rights; (iv) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction; or (v) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Shares with respect to the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction.

See “Conditions of the Offer” in Section 4 of the Offer.

16. Acquisition of Shares Not Deposited Under the Offer

It is the Offeror’s intention that, depending on the number of Shares it acquires under the Offer, it will enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all Shares not acquired pursuant to the Offer. If holders of such number of Shares that, together with any Shares owned by the BHP Billiton Group, represent not less than 66 2/3% of the Shares (calculated on a fully-diluted basis) have accepted the Offer and the Offeror acquires the deposited Shares, the Offeror will have the ability to effect such a transaction without the need for the affirmative vote of any other Shareholder. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

If, within 120 days after the date of the Offer (or such longer period as a court may permit), the Offer is accepted by Shareholders holding not less than 90% of the Shares, other than any Shares held at the date of the Offer by or on behalf of the Offeror or an “affiliate” or “associate” (each, as defined in the CBCA) of the Offeror, and the Offeror acquires such Deposited Shares, then the Offeror intends to acquire the Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer pursuant to either the provisions of section 206 of the CBCA (a “Compulsory Acquisition”) or pursuant to a Subsequent Acquisition Transaction.

To exercise its statutory right of Compulsory Acquisition, the Offeror must give notice (the “Offeror’s Notice”) to each Shareholder who did not accept the Offer (and each person who subsequently acquires any such Shares) (in each case, a “Dissenting Offeree”) and the Director under the CBCA of such proposed acquisition within 60 days following the termination of the Offer and in any event within 180 days following the date of the Offer. Within 20 days after having given the Offeror’s Notice, the Offeror must pay or transfer to PotashCorp the consideration it would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates evidencing the Shares held by such Dissenting Offeree to PotashCorp and must elect either to transfer such Shares to the Offeror on the terms on which the Offeror acquired Shares under the Offer or to demand payment of the fair value of the Shares by so notifying the Offeror within such 20-day period. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired the Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Shares, the Offeror may apply to a court having jurisdiction to hear the application to fix the fair value of the Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it has made payment or transferred the consideration to PotashCorp, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value of the Shares. If no such application is made by the Dissenting Offeree or the Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms on which the Offeror acquired Shares from the Shareholders who accepted the Offer. Any judicial determination of the fair value of the Shares could be more or less than the amount of the Offered Consideration per Share paid pursuant to the Offer.

If all of the requirements of Section 206 of the CBCA are first fulfilled after the date which is 120 days after the date of the Offer, the Offeror may apply to a court having jurisdiction for an extension of such 120-day period pursuant to subsection 206(18) of the CBCA.

The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of Section 206 of the CBCA. Shareholders should refer to Section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Compelled Acquisition

If a Shareholder does not receive the Offeror’s Notice, the Shareholder may, within 90 days after the date of the termination of the Offer, or if the Shareholder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which the Shareholder learned of the Offer, require the Offeror to acquire the Shareholder’s Shares on the terms of the Offer pursuant to the provisions of Section 206.1 of the CBCA (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a Shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of Section 206.1 of the CBCA. Shareholders should refer to Section 206.1 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of Section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered.

Subsequent Acquisition Transaction

If the Offeror acquires Deposited Shares but the statutory right of Compulsory Acquisition described above is not available for any reason or the Offeror determines not to exercise such right, depending on the number of Shares acquired, the Offeror intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving PotashCorp and the Offeror, or an affiliate of the Offeror, for the purpose of enabling the Offeror or one of its affiliates to acquire all Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). Under such a Subsequent Acquisition Transaction, PotashCorp may continue as a separate subsidiary of the Offeror following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer. If the Offeror takes up and pays for such number of Shares under the Offer that, together with any Shares owned by the BHP Billiton Group, represent not less than 66 2/3 % of the Shares (calculated on a fully-diluted basis), it will own sufficient Shares to effect a Subsequent Acquisition Transaction without the need for the affirmative vote of any other Shareholder.

Any Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Shares. If the applicable statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting Shareholders for their Shares. The fair value of Shares so determined could be more or less than the amount paid per Share pursuant to the Subsequent Acquisition Transaction or the Offer.

Each type of Subsequent Acquisition Transaction described above would be a “business combination” under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a business combination carried out in accordance with MI 61-101, the “related party transaction” provisions of MI 61-101 do not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to the business combination.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (in this case, the Shares), and subject to certain exceptions, any non-cash consideration being offered therefor, and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to MI 61-101 exempting PotashCorp or the Offeror or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration per security under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently expects that these exemptions will be available.

Depending on the nature of the Subsequent Acquisition Transaction, the Offeror expects that the provisions of the CBCA and PotashCorp’s constating documents will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required securityholder approval, in order to complete a business combination, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the applicable securities regulatory authorities as required, all Shareholders other than the Offeror (other than in respect of Shares acquired pursuant to the Offer as described below), any “interested party” (within the meaning of MI 61-101), certain “related parties” of the Offeror or any other “interested party” (in each case within the meaning of MI 61-101), including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 provides that the Offeror may treat Shares acquired pursuant to the Offer as “minority” shares and vote them in favour of a Subsequent Acquisition Transaction that is a business combination provided that, among other things: (a) the business combination is completed not later than 120 days after the Expiry Date; (b) the consideration for each Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer; and (c) the Shareholder who tendered such Shares to the Offer was not a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, a direct or indirect party to any “connected transaction” to the Offer (for the purpose of MI 61-101) or entitled to receive, directly or indirectly, in connection with the Offer, a “collateral” benefit” (for purposes of MI 61-101) or consideration per Share that is not identical in amount and form to the entitlement of the general body of Shareholders in Canada of Shares. The Offeror intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction would be completed no later than 120 days after the Expiry Date, and accordingly the Offeror intends to cause Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

In addition, under MI 61-101, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory appraisal right or a substantially equivalent enforceable right is made available to the minority shareholders.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See “Material Canadian Federal Income Tax Considerations” in Section 17 of this Circular and “Material U.S. Federal Income Tax Considerations” in Section 18 of this Circular for a general discussion of the Canadian and U.S. federal income tax considerations relevant to a Shareholder in the event of a Subsequent Acquisition Transaction. Shareholders should consult their tax advisors for advice with respect to the tax consequences of a Subsequent Acquisition Transaction having regard to their own particular circumstances. Further, Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

The timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving PotashCorp will necessarily depend on a variety of factors, including the number of Shares acquired pursuant to the Offer. Although, if available, the Offeror intends to proceed by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that such transaction will not be consummated or may be delayed.

Other Transactions

If the Offeror does not acquire a sufficient number of Shares to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror will evaluate its alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Shares in the open market, in privately negotiated transactions or pursuant to another take-over bid or other transaction, and thereafter proposing an amalgamation, arrangement or other transaction which would result in its ownership of 100% of the Shares. Under such circumstances, an amalgamation, arrangement or other transaction would require the approval of two-thirds of the votes cast by the holders of Shares, and may require approval of a majority of the votes cast by holders of Shares other than the Offeror and its affiliates. There is no certainty that under such circumstances any such transaction would be proposed or completed by the Offeror. Any additional purchases of Shares could be at a price per Share greater than, equal to or less than the consideration to be paid for Shares under the Offer and could be for cash and/or securities or other consideration. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms with BHP Billiton and the value of the Offered Consideration paid for Shares under the Offer.

Application of U.S. Exchange Act Rule 13e-3

Rule 13e-3 under the U.S. Exchange Act is applicable to certain “going-private” transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition, a Subsequent Acquisition Transaction or any of the other potential transactions described in this Section 16. The Offeror believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition, a Subsequent Acquisition Transaction or any other transaction described in this Section 16 unless such transaction is consummated more than one year after the termination of the Offer or the price per Share payable in such transaction is less than the price paid in the Offer or is not entirely in cash. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning PotashCorp and certain information relating to the fairness of any such transaction and the consideration offered to Shareholders be filed with the SEC and distributed to Shareholders before the consummation of any such transaction.

Judicial Developments

Certain judicial decisions may be considered relevant to any Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiration of the Offer. Prior to the adoption of MI 61-101, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation (including the CBCA) and in Canadian jurisprudence has been toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

17. Material Canadian Federal Income Tax Considerations

The following summary describes the material Canadian federal income tax considerations generally applicable under the Tax Act, as of the date hereof, to a Shareholder who sells Shares pursuant to the Offer or otherwise disposes of Shares pursuant to certain transactions described under “Acquisition of Shares Not Deposited Under the Offer” in Section 16 of this Circular, and who, at all relevant times, for the purposes of the Tax Act: (a) deals at arm’s length with the Offeror and PotashCorp; (b) is not affiliated with the Offeror or PotashCorp; and (c) holds the Shares as capital property.

Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on a business or the Shareholder has acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders who are residents of Canada for the purposes of the Tax Act and whose Shares might not otherwise be capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have their Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property. Such Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available and advisable in their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and the Offeror’s understanding of the administrative practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and the regulations thereunder which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in Law, whether by judicial, governmental or legislative action or decision, or changes in the administrative practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein. Unless otherwise indicated, this summary assumes that the Shares are and will be, at all relevant times, listed on a designated stock exchange (which includes the Exchanges).

This summary is not applicable to a Shareholder that is: (a) a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market property” rules; (b) a “specified financial institution” as defined in the Tax Act; (c) a Shareholder an interest in which is a “tax shelter investment”, or (d) a Shareholder that has elected under the Tax Act to report its Canadian results in a currency other than Canadian dollars, all as defined in the Tax Act. In addition, this summary does not address all issues relevant to a Shareholder who acquired its Shares on the exercise of an employee stock option. Such Shareholders should consult their tax advisors.

All amounts relating to the acquisition or disposition of Shares must be determined in Canadian dollars for purposes of the Tax Act. Accordingly, amounts received by Shareholders in U.S. dollars must be converted into Canadian dollars based upon the quoted Bank of Canada Canadian dollar/U.S. dollar exchange rate at noon on the day of disposition of their Shares.

This summary is not exhaustive of all Canadian federal income tax considerations and is of a general nature only. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax Laws of any country, province, state or other local tax authority.

Shareholders Resident in Canada

This portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is or is deemed to be resident in Canada (a “Resident Shareholder”).

Sale Pursuant to the Offer

Generally, a Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Resident Shareholder immediately before the disposition.

A Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in such year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

In general, a capital loss otherwise arising upon the disposition of a Share by a Resident Shareholder that is a corporation may be reduced by dividends previously received or deemed to have been received by it on such Share, to the extent and under the circumstances prescribed in the Tax Act. Similar rules may apply where a Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own tax advisors.

A Resident Shareholder that is throughout the taxation year a “Canadian controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Capital gains realized by a Resident Shareholder that is an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

Compulsory Acquisition of Shares

As described under “Acquisition of Shares Not Deposited Under The Offer — Compulsory Acquisition” in Section 16 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. A Resident Shareholder who disposes of Shares in such circumstances will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Sale Pursuant to the Offer”.

A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive the fair value of its Shares will be considered to have disposed of the Shares for proceeds of disposition equal to the amount fixed as such by the court (excluding the amount of any interest awarded by the court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above under “Sale Pursuant to the Offer”.

Any interest awarded to a dissenting Resident Shareholder by a court will be included in computing such Resident Shareholder’s income for the purposes of the Tax Act.

Resident Shareholders whose Shares may be acquired pursuant to a Compulsory Acquisition should consult their own tax advisors.

Subsequent Acquisition Transaction

As described under “Acquisition Of Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” in Section 16 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of PotashCorp with the Offeror and/or one or more of its affiliates pursuant to which Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then be immediately redeemed for cash. In those circumstances, a Resident Shareholder generally would not realize a capital gain or capital loss as a result of such exchange, and the Resident Shareholder’s cost of the Redeemable Shares received would be equal to the aggregate of the adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the Resident Shareholder would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Resident Shareholders that are corporations, as discussed below) equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for the purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such Redeemable Shares for the purpose of computing any capital gain or capital loss arising on the redemption of the Redeemable Shares. The tax consequences in respect of any such capital gain or capital loss generally would be as described above under “Sale Pursuant to the Offer”.

Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the deemed dividend may be deemed not to be a dividend and may be treated instead as proceeds of disposition of the Redeemable Shares for the purposes of computing the Resident Shareholder’s capital gain on the disposition of such Redeemable Shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation’s income, but normally will also be deductible in computing the corporation’s taxable Income.

A Resident Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the Resident Shareholder’s taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder’s income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation.

Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such Shares (excluding any interest awarded by a court). However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard. Any interest awarded to the Resident Shareholder by a court will be included in computing the Resident Shareholder’s income for the purposes of the Tax Act.

As an alternative to the amalgamation discussed herein, the Offeror may propose a Subsequent Acquisition Transaction to be effected by a statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction, the tax consequences of which may materially differ from those arising on the sale of Shares under the Offer or an amalgamation involving PotashCorp and will depend on the particular form and circumstances of such alternative transaction. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Shareholder.

Qualified Investments

If the Shares cease to be listed on a designated stock exchange as defined in the Tax Act, the Shares may no longer be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts (collectively, the “Deferred and Tax-Free Plans”). Resident Shareholders that are trusts governed by Deferred and Tax-Free Plans should consult with their tax advisors with respect to the tax consequences to them (and to the annuitants, beneficiaries or subscribers thereunder) of holding Shares if the Shares are not qualified investments and of disposing of their Shares pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction.

Shareholders Not Resident in Canada

This portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere, or an “authorized foreign bank”, as defined in the Tax Act. Such Shareholders should consult their own tax advisors.

Sale Pursuant to the Offer

A Non-Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will not be subject to income tax under the Tax Act on any capital gain realized on the disposition of such Shares, unless the Shares are “taxable Canadian property” (as defined in the Tax Act) to the Non-Resident Shareholder at the time of the disposition of such Shares and any such gain is not exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

Generally, Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Shares are listed on a designated stock exchange, (which currently includes the Exchanges) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, have not owned 25% or more of the shares of any class or series of PotashCorp at any time during the 60-month period immediately preceding that time. Notwithstanding the foregoing, Shares may also be deemed to constitute taxable Canadian property to a Non-Resident Shareholder in certain circumstances specified in the Tax Act.

Even if the Shares are taxable Canadian property to a Non-Resident Shareholder, any capital gain realized upon the disposition of such Shares would not be subject to tax under the Tax Act if such gain is exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. Non-Resident Shareholders should consult their own tax advisors with respect to the availability of any relief under the terms of an applicable income tax convention in their particular circumstances.

In the event that the Shares constitute taxable Canadian property to a Non-Resident Shareholder and the capital gain realized upon a disposition of such Shares to the Offeror is not exempt from tax under the Tax Act by virtue of an applicable income tax convention, the tax consequences as described above under “Shareholders Resident in Canada — Sale Pursuant to the Offer” will generally apply. Such Non-Resident Shareholders should consult their own tax advisors in this regard.

A Non-Resident Shareholder whose Shares are taxable Canadian Property will be required to file a Canadian income tax return reporting a disposition (or deemed disposition) of such Shares in the year of disposition (unless the disposition is an “excluded disposition” as defined in the Tax Act). Non-Resident Shareholders who dispose of taxable Canadian property should consult their tax advisors regarding any resulting Canadian reporting requirements.

Compulsory Acquisition

As described under “Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition” in Section 16 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Subject to the discussion below under “Delisting of Shares Following Completion of the Offer”, the Canadian federal income tax consequences to a Non-Resident Shareholder who disposes of Shares in such circumstances generally will be the same as described above under “Shareholders Not Resident in Canada — Sale Pursuant To The Offer”.

Where a Non-Resident Shareholder receives interest under an award of a court, such interest will not be subject to Canadian withholding tax under the Tax Act provided such interest is not “participating debt interest” as defined in the Tax Act.

Subsequent Acquisition Transaction

As described under “Acquisition of Shares Not Deposited Under The Offer — Subsequent Acquisition Transaction” in Section 16 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend pursuant to a Subsequent Acquisition Transaction, as discussed above under “Shareholders Resident in Canada — Subsequent Acquisition Transaction”. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain would depend on whether the Shares or Redeemable Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax convention and other circumstances at that time (see in particular the discussion below under “Delisting of Shares Following Completion of the Offer”). Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident. Where the Non-Resident Holder is a resident of the United States entitled to benefits under the Canada – United States Tax Convention (1980) and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction will be subject to Canadian withholding tax in the same manner as described above under “Shareholders Not Resident in Canada — Compulsory Acquisition”.

Delisting of Shares Following Completion of the Offer

As described above under “Effect of the Offer on the Market for Shares, Stock Exchange Listings and Public Disclosure” in Section 13 of this Circular, the Shares may cease to be listed on the NYSE and/or the TSX following the completion of the Offer and may not be listed on the Exchanges at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Non-Resident Shareholders are cautioned that if the Shares are not listed on a prescribed stock exchange (which includes the Exchanges) at the time they are disposed of: (a) the Shares will generally be taxable Canadian property to the Non-Resident Shareholder; (b) the Non-Resident Shareholder will be required to file a Canadian income tax return for the year in which the disposition (or any deemed disposition) occurs (unless the disposition is an “excluded disposition” as defined in the Tax Act); (c) the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident; and (d) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder. If the Redeemable Shares are not listed, or deemed to be listed for purposes of the Tax Act, on a designated stock exchange then the foregoing considerations will apply to Non-Resident Shareholders that acquire Redeemable Shares pursuant to a Subsequent Acquisition Transaction.

Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of not disposing of their Shares pursuant to the Offer.

18. Material U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the Offer that may be relevant to a beneficial owner of Shares that is an individual citizen or resident of the United States; a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the Laws of the United States, any state thereof or the District of Columbia; an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or is otherwise subject to U.S. federal income tax on a net income basis in respect of the Shares (a “U.S. Shareholder”). The summary is based on Laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The summary does not deal with special classes of holders, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt organizations, persons holding Shares as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a functional currency other than the U.S. dollar. This summary assumes that the Shares are held as “capital assets” within the meaning of Section 1221 of the Code.

In addition, the summary does not describe any tax consequences arising out of the Laws of any state or local or foreign jurisdiction. Accordingly, each Shareholder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax Laws, as well as the Laws of any state, local or foreign taxing jurisdictions, to its particular situation.

If a Shareholder is an entity that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and Shareholders holding Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

Sale of the Shares

Sale Pursuant to the Offer

Sales of Shares pursuant to the Offer by U.S. Shareholders generally will be taxable transactions for U.S. federal income tax purposes. A U.S. Shareholder selling Shares pursuant to the Offer generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Shareholder’s adjusted tax basis in the Shares sold at the time of sale. Any gain or loss realized by a U.S. Shareholder pursuant to the Offer generally will be treated as a capital gain or loss, and generally will be long-term capital gain or loss if such U.S. Shareholder’s holding period for the Shares is more than one year at the time of sale.

A U.S. Shareholder’s adjusted tax basis in a Share generally will equal the amount paid for such Share. In the case of a Share purchased with foreign currency, the amount paid for such Share will be the U.S. dollar value of the foreign currency paid on the date of purchase. In the case of a Share that is traded on an established securities market, a cash basis U.S. Shareholder (and, if it so elects, an accrual basis U.S. Shareholder) determines the U.S. dollar value of the amount paid for such Share by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.

Certain non-corporate U.S. Shareholders (including individuals) may be eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gain. The deductibility of capital losses is limited under the Code. Any gain or loss recognized by a U.S. Shareholder generally should be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Any gain realized pursuant to the Offer by a Shareholder that is not a U.S. Shareholder will not be subject to U.S. federal income tax, including withholding tax, unless: (a) such gain is effectively connected with the conduct by the Shareholder of a trade or business in the United States; or (b) in the case of gain realized by an individual Shareholder, the Shareholder is present in the United States for 183 days or more in the taxable year of the sale and either (i) such gain is attributable to an office or other fixed place of business maintained in the United States by such Shareholder or (ii) such Shareholder has a tax home in the United States.

Compulsory Acquisition

As described under “Acquisition of Shares Not Deposited Under the Offer — Compulsory Acquisition” in Section 16 of this Circular, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to a Compulsory Acquisition. Shareholders may dispose of their Shares pursuant to such a Compulsory Acquisition, or dissent and be entitled to receive fair market value for their Shares. If a Shareholder receives cash in exchange for all of the Shares that it holds, the transaction generally should be taxable in the same manner as described above under “Sale Pursuant to the Offer”.

Where a Shareholder receives interest under an award of a court, such interest will be taxable to a U.S. Shareholder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the U.S. Shareholder’s method of tax accounting. Any Canadian withholding tax that is imposed on interest will be treated as a foreign income tax eligible, subject to generally applicable limitations and conditions under U.S. tax Law, for credit against a U.S. Shareholder’s federal income tax liability at the U.S. Shareholder’s election, or if not elected, for deduction in computing the U.S. Shareholder’s taxable income. Interest income generally will constitute foreign source passive category income for U.S. foreign tax credit purposes.

Shareholders should consult their own tax advisors for advice with respect to the potential tax consequences of any Compulsory Acquisition.

Subsequent Acquisition Transaction

As described under “Acquisition of Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” in Section 16 of this Circular, if the Offeror does not acquire all of the Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Shares. The tax treatment of any Subsequent Acquisition Transaction will depend on the exact manner in which the transaction is carried out, which has not yet been determined. If a Shareholder receives cash in exchange for all of the Shares that it holds, the transaction generally should be taxable in the same manner as described above under “Sale Pursuant to the Offer”. Because the terms of such a transaction are not yet determined, however, Shareholders should consult their own tax advisors for advice with respect to the potential tax consequences of any Subsequent Acquisition Transaction.

Any interest awarded by a court and paid or credited to a U.S. Shareholder exercising its right to dissent in respect of a Subsequent Acquisition Transaction generally will be subject to U.S. tax in the same manner as described above under “Compulsory Acquisition”.

Backup Withholding

A U.S. Shareholder that is generally treated as a United States person for U.S. federal income tax purposes that tenders its Shares in the Offer may be subject to backup withholding on the payments that such U.S. Shareholder receives unless such U.S. Shareholder: (a) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (b) provides a correct taxpayer identification number on an IRS Form W-9 (a copy of which is available at www.irs.gov), certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. In certain circumstances Shareholders that are not United States persons for U.S. federal income tax purposes should complete and sign an

IRS Form W-8BEN or other applicable Form W-8 (a copy of which is available at www.irs.gov) in order to avoid backup withholding. Backup withholding is not an additional tax. Any amounts withheld under these rules will be allowed as a credit against such U.S. Shareholder’s federal income tax liability and may entitle such U.S. Shareholder to a refund, provided that the required information is furnished to the IRS.

19. Other Matters Relating to the Offer

Financial Advisors, Dealer Managers and Soliciting Dealer Group

BHP Billiton has retained TD Securities Inc., J.P. Morgan Securities Inc., Banco Santander, Barclays Capital (the investment banking division of Barclays Plc), BNP Paribas and The Royal Bank of Scotland Group Plc to act as financial advisors in connection with the Offer. The financial advisors will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

The Offeror has also engaged the services of TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States to act as Dealer Managers to solicit acceptances of the Offer. The Dealer Managers will not receive any additional compensation in connection with acting as Dealer Managers, but will be reimbursed for certain reasonable and documented expenses and will be indemnified against certain liabilities, including liabilities under securities Laws, in connection with the Offer.

The Dealer Managers in Canada have undertaken to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offer from persons resident in Canada. Each member of the Soliciting Dealer Group, including each Dealer Manager in Canada, is referred to herein as a “Soliciting Dealer”.

The Offeror has agreed to pay any member of the Soliciting Dealer Group (including the Dealer Managers in Canada) properly identified in the Letter of Transmittal a solicitation fee of Cdn.$0.25 per Share deposited by or on behalf of a beneficial owner of Shares resident in Canada and taken up and paid for by the Offeror under the Offer. A minimum fee of Cdn.$75.00 and a maximum fee of Cdn.$1,500.00 will be paid in respect of any one beneficial owner, provided that the minimum fee of Cdn.$75.00 shall only be payable in respect of Shares deposited by a single beneficial owner where the number of Shares deposited is equal to or greater than 100. For greater certainty, no solicitation fee will be paid if the Offer is withdrawn or terminated and no Shares are taken up thereunder. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum fee will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provides proof of the beneficial ownership of Shares in respect of which a fee is claimed.

The Offeror will not be required to pay a fee to more than one Soliciting Dealer in respect of any one beneficial owner of Shares. If more than one Soliciting Dealer requests payment in respect of any single beneficial owner, no fee will be payable by the Offeror except upon the written direction of all such Soliciting Dealers. The Offeror will be entitled to request evidence of beneficial ownership satisfactory to it to assist it in the calculation of the payment of fees hereunder. No solicitation fees will be payable with respect to Shares owned by any of the Soliciting Dealers or any of the Dealer Managers for their own account or Shares tendered by employees, officers and directors, and former officers and directors of PotashCorp and its subsidiaries or persons related to or controlled by such persons. When a single beneficial owner deposits Shares, all such Shares shall be aggregated in determining whether the maximum applies.

Except as set forth above, the Offeror will not pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

No fee or commission will be payable by any Shareholder who transmits such Shareholder’s Shares directly to the Depositary or the U.S. Forwarding Agent or who makes use of the facilities of a Dealer Manager or a Soliciting Dealer to accept the Offer. However, a broker or nominee through whom a Shareholder owns Shares may charge a fee to tender Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

Depositary and U.S. Forwarding Agent

The Offeror has engaged Computershare Investor Services Inc. to act as the depositary and Computershare Trust Company, N.A. to act as the U.S. forwarding agent for the receipt of certificates in respect of Shares and related Letters of Transmittal. In addition, the Depositary will receive Notices of Guaranteed Delivery deposited under the Offer at its office in Toronto, Ontario, Canada. The Depositary will also be responsible for giving notices, if required, and for making payment to Shareholders for Shares purchased by the Offeror pursuant to the Offer. The Depositary will also facilitate book-entry transfers of Shares. The Depositary and the U.S. Forwarding Agent will each receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities.

Information Agents

The Offeror has retained Kingsdale Shareholder Services Inc. and MacKenzie Partners, Inc. to act as information agents in connection with the Offer. The Information Agents will receive reasonable and customary compensation from the Offeror for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities.

20. Legal Matters

In connection with the Offer, the Offeror and BHP Billiton are being advised in respect of Canadian legal matters by Blake, Cassels & Graydon LLP and U.S. legal matters by Cleary Gottlieb Steen & Hamilton LLP.

21. Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or damages if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

22. Directors’ Approval

The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the boards of directors of the Offeror and BHP Billiton.

APPROVAL AND CERTIFICATE OF BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

Dated: August 20, 2010

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of the Offeror.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

(Signed) “Graham Kerr”	(Signed) “Alistair Mytton”

Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Edward Harold Bassett”	(Signed) “Gillian Dawn Winckler”

Director	Director

APPROVAL AND CERTIFICATE OF BHP BILLITON PLC

Dated: August 20, 2010

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of BHP Billiton Plc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

(Signed) “Marius Kloppers”	(Signed) “Alex Vanselow”

Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Jacques Nasser”	(Signed) “David Crawford”

Director	Director

APPROVAL AND CERTIFICATE OF BHP BILLITON LIMITED

Dated: August 20, 2010

The contents of the Offer and the Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of BHP Billiton Limited.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

(Signed) “Marius Kloppers”	(Signed) “Alex Vanselow”

Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(Signed) “Jacques Nasser”	(Signed) “David Crawford”

Director	Director

ANNEX “A”

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF BHP BILLITON

BHP Billiton Plc and BHP Billiton Limited have each retained their separate corporate identities and maintained separate stock exchange listings, but they are operated and managed as if they are a single unified economic entity, with their boards and senior executive management comprising the same people.

Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of BHP Billiton Plc and BHP Billiton Limited. The business address of each director and executive officer of BHP Billiton Plc and BHP Billiton Limited is 180 Lonsdale Street, Melbourne Victoria 3000, Australia.

During the past five years, none of BHP Billiton Plc, BHP Billiton Limited or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Alan Boeckmann Residence: Texas, United States Citizenship: United States

Chief Executive Officer and Chairman,

Fluor Corporation

(Engineering and Construction)

February 2002 – present

Director,

Burlington Northern Santa Fe

(Railway Transportation)

September 2001 – present

Director,

Archer Daniels Midlands Company

(Agricultural Processing)

September 2001 – present

September 2008

Name: John Buchanan Residence: Surrey, United Kingdom Citizenship: United Kingdom/New Zealand

Chairman,

Smith & Nephew Plc

(Medical Products)

April 2006 – present

Chairman,

International Chamber of Commerce

May 2008 – present

Senior Independent Director and

Deputy Chairman,

Vodafone Group Plc

(Mobile Telecommunications)

July 2006 – present

Member, Advisory Board,

Ondra Bank

(Investment Banking)

June 2009 – present

February 2003

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Director, Astra Zeneca Plc (Pharmaceuticals) April 2002 – April 2010

Name: Malcolm Broomhead Residence: Victoria, Australia Citizenship: Australia	Director, Coates Group Holdings Pty Ltd (Hazardous Materials Logistics) January 2008 – present Chairman, Asciano Limited (Infrastructure) October 2009 – present	March 2010

Name: Carlos Cordeiro Residence: Hong Kong, China Citizenship: United States	Advisory Director, Goldman Sachs Group Inc. (Financial Services) December 2001 – present Non-Executive Vice Chairman, Goldman Sachs (Asia) (Financial Services) December 2001 – present	February 2005

Name: David Crawford Residence: Victoria, Australia Citizenship: Australia

Chairman,

Lend Lease Corporation Limited

(Real Estate Investment and Development)

May 2003 – present

Director,

July 2001 – present

Foster’s Group Limited

(Beverages)

November 2007 – present

Director,

August 2001 – present

Member, Advisory Board,

Bank of America Merrill Lynch

Australia

(Financial Services)

June 2010 – present

Director,

Westpac Banking Corporation

(Financial Services)

May 2002 – December 2007

Chairman,

National Foods Limited

(Dairy Products)

November 2001 – June 2005

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Carolyn Hewson Residence: South Australia, Australia Citizenship: Australia

Director,

Stockland Corporation Limited

(Diversified Property Group)

March 2009 – present

Director,

BT Investment Management Limited

(Fund Management)

December 2007 – present

Director,

Westpac Banking Corporation

(Financial Services)

February 2003 – present

Member, Advisory Board,

Nanosonics Limited

(Decontamination Technology)

June 2007 – present

Director,

Australian Charities Fund

March 2001 – present

Member,

Neurosurgical Research Foundation Council

April 1993 – present

Director,

AGL Energy Limited

(Natural Gas and Electricity)

February 2006 – February 2009

March 2010

Name: Marius Kloppers Residence: Victoria, Australia Citizenship: Australia/South Africa

Chief Executive Officer,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

BHP Billiton Plc

Neathouse Place,

London, SW1V 1BH,

England,

United Kingdom

(Mining and Resources)

October 2007 – present

Group President Non-Ferrous Metals and Executive Director,

BHP Billiton Limited

BHP Billiton Plc

January 2006 – October 2007

Chief Commercial Officer,

BHP Billiton Limited

BHP Billiton Plc

December 2003 – January 2006

January 2006

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Wayne Murdy Residence: Colorado, United States Citizenship: United States

Director,

Weyerhauser Company

(Forest Products)

January 2009 – present

Director,

Qwest Communications International Inc.

(Communications)

September 2005 – present

Chief Executive Officer,

Newmont Mining Corporation

(Gold Mining)

January 2001 – June 2007

Chairman,

Newmont Mining Corporation

(Gold Mining)

January 2002 – June 2007

Chairman,

International Council of Mining and Metals

June 2004 – December 2006

Director,

National Mining Association

January 2002 – December 2007

June 2009

Name: Jacques Nasser Residence: Michigan, United States Citizenship: United States/Australia

Chairman,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

BHP Billiton Plc

Neathouse Place,

London, SW1V 1BH,

England,

United Kingdom

(Mining and Resources)

March 2010 – present

Director,

British Sky Broadcasting Ltd

(Broadcasting)

November 2002 – present

Partner,

One Equity Partners JPMorgan Chase

& Co’s Private Equity Business

(Private Equity)

November 2002 – present

Member,

International Advisory Council of Allianz Aktiengesellschaft

(Insurance and Financial Services)

February 2001 – present

June 2006

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Director, Brambles Limited (Handling and Storage Logistics) March 2004 – January 2008

Name: Keith Rumble Residence: Johannesburg, South Africa Citizenship: South Africa

Member,

Board of Governors of Rhodes University

April 2005 – present

Trustee,

World Wildlife Fund, South Africa

October 2006 – present

Director,

The Aveng Group

(Engineering and Projects)

September 2009 – present

Chief Executive Officer,

SUN Mining

(Mining)

January 2007 – July 2008

Chief Executive Officer,

Impala Platinum (Pty) Ltd

(Platinum Production)

July 2001 – October 2006

September 2008

Name: John Schubert Residence: New South Wales, Australia Citizenship: Australia

Director,

Qantas Airways Limited

(Airline)

October 2000 – present

Chairman,

G2 Therapies Limited

(Biotechnology)

November 2000 – present

Chairman,

Commonwealth Bank of Australia

(Financial Services)

November 2004 – February 2010

June 2000 (BHP Limited) June 2001 (BHP Billiton Plc and BHP Billiton Limited)

Name: Alberto Calderon Residence: Victoria, Australia Citizenship: Colombia

Chief Commercial Officer and

Group Executive,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

(Mining and Resources)

July 2007 – present

President Diamonds & Speciality Products,

BHP Billiton Limited

Feb 2006 – July 2007

Not applicable (executive)

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Andrew Mackenzie Residence: London, United Kingdom Citizenship: United Kingdom

Chief Executive Non-Ferrous and

Group Executive,

BHP Billiton Plc

Neathouse Place,

London, SW1V 1BH,

England,

United Kingdom

(Mining and Resources)

Appointed November 2007 and

commenced November 2008 – present

Chief Executive Diamonds and Minerals

Rio Tinto

2004 – November 2007

Director

Centrica Plc

(Energy)

September 2005 – present

Not applicable (executive)

Name: Marcus Randolph Residence: Victoria, Australia Citizenship: United States

Chief Executive Ferrous and Coal and

Group Executive,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

(Mining and Resources)

July 2007 – present

Chief Organisation Development Officer,

BHP Billiton

September 2005 – July 2007

Not applicable (executive)

Name: Alex Vanselow Residence: Victoria, Australia Citizenship: Brazil/United Kingdom

Chief Financial Officer and

Group Executive,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

(Mining and Resources)

March 2006 – present

President Aluminium,

BHP Billiton

March 2004 – March 2006

Not applicable (executive)

Name: Karen Wood Residence: Victoria, Australia Citizenship: Australia

Chief People Officer and

Group Executive,

BHP Billiton Limited

180 Lonsdale Street, Melbourne, 3000, Victoria, Australia

(Mining and Resources)

July 2007 – present

Group Company Secretary,

BHP Billiton Limited

June 2001 – July 2007

Not applicable (executive)

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: J Michael Yeager Residence: Texas, United States Citizenship: United States

Chief Executive Petroleum and

Group Executive,

BHP Billiton

1360 Post Oak Boulevard, Suite 150

Houston, Texas 77056, U.S.A.

(Mining and Resources)

April 2006 – present

Vice President,

Exxon Mobil Development Company

(Oil and Gas Development)

July 2005 – April 2006

Not applicable (executive)

ANNEX “B”

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF THE OFFEROR

Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material positions held during the past five years of each of the directors and executive officers of the Offeror. The business address of each director and executive officer of the Offeror is Ste. 800, Four Bentall Centre, 1055 Dunsmuir Street, Vancouver BC V7X 1L2, Canada.

During the past five years, none of the Offeror or, to the best of our knowledge, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities Laws.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Gillian Dawn Winckler Residence: British Columbia, Canada Citizenship: United Kingdom

Chief Development Officer (Diamonds and Specialty Products),

BHP Billiton

Suite 800 Four Bental Centre,

1055 Dunsmuir Street,

Vancouver, Canada, V7X 1L2

(Mining and Resources)

September 2007 – present

Chief Development Officer (Energy Coal),

BHP Billiton Plc

Neathouse Place,

London, SW1V 1BH,

England,

United Kingdom

July 2005 – September 2007

August 2010

Name: Graham Kerr Residence: British Columbia, Canada Citizenship: Australian

President Diamonds and Specialty Products,

BHP Billiton

Suite 800 Four Bental Centre,

1055 Dunsmuir Street,

Vancouver, Canada, V7X 1L2

(Mining and Resources)

October 2007 – present

Chief Financial Officer Stainless Steel, Materials,

BHP Billiton

Perth, Australia

Mar 2006 – October 2007

General Manager Commercial,

Iluka Resources Limited,

Perth Australia

(Mining and Resources)

January 2005 – March 2006

August 2010

B-1

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years	Director Since
Name: Edward Harold Bassett Residence: British Columbia, Canada Citizenship: Canadian

Project Director, Jansen Potash Project,

BHP Billiton

Suite 800 Four Bental Centre,

1055 Dunsmuir Street,

Vancouver, Canada, V7X 1L2

(Mining and Resources)

October 2009 – present

Project Director, Olympic Dam Expansion, Project,

BHP Billiton Ltd

55 Grefell Street,

Adelaide, South Australia, Australia 5000

(Mining and Resources)

November 2006 – October 2009

Vice President, Projects,

Inco Limited

140 King Street

Toronto, Ontario, Canada

(Mining and Resources)

June 2004 – October 2006

President and Owner,

BPM Project Management Inc.

(Project Management)

November 2009 – Present

August 2010

B-2

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Mail P.O. Box 7021 31 Adelaide St. E. Toronto, Ontario M5C 3H2 Attention: Corporate Actions	By Registered Mail, Courier, or by Hand 100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253

Overseas: 1-514-982-7555

E-mail: corporateactions@computershare.com

The U.S. Forwarding Agent for the Offer is:

COMPUTERSHARE TRUST COMPANY, N.A.

By Mail Attention: Corp Act CPU Canada P.O. Box 43011 Providence, RI 02940-3014	By Hand or by Courier Attention: Corp Act CPU Canada 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:
In Canada	In the United States

TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.

Telephone: 416-308-2670	Telephone: 877-576-5599

J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

Telephone: 416-981-9249	Telephone: 212-827-6979

The Information Agents for the Offer are:

The Exchange Tower

130 King Street West, Suite 2950

Toronto, Ontario

M5X 1E2

Toll-Free: 1-866-851-3215(English or French)

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll-Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers

Call Collect: 416-867-2272

105 Madison Avenue New York, New York 10016 Email: potash@mackenziepartners.com Telephone: (212) 929-5500 (Call Collect) Toll-Free: (800) 322-2885 (English) Toll-Free: (888) 410-7850 (French)

Any questions and requests for assistance may be directed by Shareholders to the Depositary, the Dealer Managers or the Information Agents at their respective telephone numbers and locations set out above. Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.